Exhibit 2.5

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EXECUTION COPY

SECURITIES PURCHASE AGREEMENT

By and Among

Gravitas Nevada Ltd (“Gravitas”),

Verdant Nevada LLC (“Verdant”)

Green Ache’rs Consulting Limited (“Green Ache’rs,” and together with Verdant, “Sellers”)

Terrascend Corp. (“Parent”)

and

WDB Holding NV, Inc. (“Buyer”)

February 10, 2019

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”), dated as of February 10, 2019, is entered into by and among Gravitas Nevada Ltd, a Nevada limited liability company (“Gravitas”), Verdant Nevada LLC, a Nevada limited liability company (“Verdant”), Green Ache’rs Consulting Limited, a Nevada limited liability company (“Green Ache’rs”) (Verdant and Green Ache’rs are each a “Seller” and collectively the “Sellers”), TerrAscend Corp., a corporation incorporated under the Ontario Business Corporations Act (“Parent”), and WDB Holding NV, Inc., a Delaware corporation, and an indirect wholly-owned subsidiary of Parent (“Buyer”).

RECITALS

WHEREAS, Gravitas is engaged in the business of cultivating, processing, packaging and dispensing cannabis and cannabis-related products in Nevada (the “Business”);

WHEREAS, Sellers own 100% of the issued and outstanding limited liability company interests (the “Gravitas Units”) of Gravitas.

WHEREAS, Sellers desire to sell to Buyer, and Buyer desire to purchase from Sellers, the Gravitas Units;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01          Defined Terms. The following terms have the meanings specified or referred to in this Article I:

(a)            “Action” means any claim, action, cause of action, Product Claim, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, deficiency notice, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

(b)            “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

(c)            “Base Escrow” means US$[***], in cash, available to satisfy indemnification owed by the Sellers and Seller Principals to Buyer Indemnified Parties under Section 9 of this Agreement. The Base Escrow amount will be calculated at closing and equal 7.5% of the Purchase Price pursuant to Section 2.02.

(d)            “Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Las Vegas, Nevada or Toronto, Ontario are authorized or required by Law to be closed for business.

(e)            “Buyer and Parent Fundamental Representations” means the representations and warranties of Buyer and Parent in Sections 5.01, 5.02, 5.03, 5.06, 5.07 and 5.09

(f)             “Canadian Securities Laws” means, collectively, the applicable securities legislation and related rules, regulations, instruments and published policy statements of each of the applicable Provinces and Territories of Canada.

(g)            “Cannabis Licenses” means

(i)            the operational State of Nevada Medical Marijuana Dispensary Registration Certificate issued to The Apothecarium by the Nevada Department of Taxation, Certificate Number [***],

(ii)           the operational State of Nevada Retail Marijuana Store License issued to The Apothecarium by the Nevada Department of Taxation, License Number [***],

(iii)          the operational State of Nevada Medical Marijuana Cultivation Registration Certificate issued to Gravitas by the Nevada Department of Taxation, Certificate Number [***],

(iv)          the operational State of Nevada Marijuana Cultivation Facility License issued to Gravitas by the Nevada Department of Taxation, License Number [***],

(v)           the operational State of Nevada Medical Marijuana Production Registration Certificate issued to Gravitas by the Nevada Department of Taxation, Certificate Number [***],

(vi)          the operational State of Nevada Marijuana Product Manufacturing License issued to Gravitas by the Nevada Department of Taxation, License Number [***],

(vii)         the operational Limited Business License issued to Gravitas by Clark County, Nevada, License Number [***],

(viii)        the operational Limited Business License issued to Gravitas by Clark County, Nevada, License Number [***],

(ix)           the conditional marijuana establishment distributor license issued to Gravitas by the Nevada Department of Taxation, and

(x)            each other Permit issued to Gravitas by any Governmental Authority in connection therewith.

(h)             “Code” means the Internal Revenue Code of 1986, as amended.

(i)              “Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

(j)              “Controlled Substances Act” means Title 21 of the United States Code, Chapter 13 §801 et seq.

(k)             “CSE” means the Canadian Securities Exchange.

(l)              “Data Laws” means Laws, regulations, guidelines, and rules in any jurisdiction (federal, state, local, and non-U.S.) applicable to data privacy, data security, and/or personal information, including the Federal Trade Commission’s Fair Information Principles, as well as industry standards applicable to Gravitas.

(m)            “Encumbrance” means and includes:

(i)            with respect to any personal property, any intangible property or any property other than Real Property, any security or other property interest or right, claim, lien, pledge, option, charge, security interest, contingent or conditional sale, or other title claim or retention agreement or lease or use agreement in the nature thereof, interest or other right or claim of third parties, whether voluntarily incurred or arising by operation of Law, and including any agreement to grant or submit to any of the foregoing in the future; and

(ii)           with respect to any Real Property (whether and including owned real estate or leased real estate), any mortgage, lien, easement, interest, right of way, condemnation or eminent domain proceeding, encroachment, any building, use or other form of restriction, encumbrance or other claim (including adverse or prescriptive) or right of third parties (including any Governmental Authority), any lease or sublease, boundary dispute, and agreements with respect to any real property including: purchase, sale, right of first refusal, option, construction, building or property service, maintenance, property management, conditional or contingent sale, use or occupancy, franchise or concession, whether voluntarily incurred or arising by operation of Law, and including any agreement to grant or submit to any of the foregoing in the future.

(n)             “Environmental Laws” means any and all Laws relating to any of the following: (a) pollution or the protection of the environment (including, without limitation, air, surface water, ground water and land); (b) solid, gaseous or liquid waste generation, treatment, storage, disposal or transportation of Hazardous Materials; (c) exposure to Hazardous Materials; or (c) manufacture, processing, treatment, distribution, use, storage, transportation, emission, disposal or release of Hazardous Materials, each as in effect on and as interpreted as of the date hereof and on the Closing Date. Without limiting the generality of the foregoing, Environmental Laws shall include all of the following (in effect on the date hereof and on the Closing Date): (1) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (codified at Title 42 U.S.C. Sections 9601 et seq.); as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USCA §9601 et seq.; (2) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 USCA §6901 et seq.; (3) the Federal Water Pollution Control Act Amendments of 1972, as amended by the Clean Water Act of 1977, 33 USCA §1251 et seq.; (4) the Toxic Substances Control Act of 1976, 15 USCA §2601 et seq; (5) the Emergency Planning and Community Right-to-Know Act of 1986, 42 USCA §11001 et seq; (6) the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 USCA §7401 et seq; (7) the National Environmental Policy Act of 1970, 42 USCA §4321 et seq.; (8) the River and Harbors Act of 1899, 33 USCA §401 et seq.; (9) the Endangered Species Act of 1973, 16 USCA §1531 et seq.; (10) the Occupational Safety and Health Act of 1970, 29 USCA §651 et seq.; (11) the Safe Drinking Water Act of 1974, 42 USCA §300f et seq.; (12) the Hazardous Materials Transportation Act, 49 USCA App. §5101 et seq.; (13) the Nevada Water Pollution Control Law, NRS 445A.300 et seq.; (14) the Nevada Pesticides Act, NRS 586.010 et seq. and (15) any and all regulations adopted with respect to the foregoing Laws, and all similar federal, state and local environmental statutes and ordinances and the regulations, orders and decrees now promulgated.

(o)             “Escrow Agent” means Global Loan Agency Services Limited, dba GLAS.

(p)             “Escrow Amount” means the Base Escrow plus the Tax Escrow.

(q)             “Exchange Act” means the Securities Exchange Act of 1934.

(r)             “Fundamental Representations” means, with respect to Sellers and Gravitas, the representations and warranties in Article III, and Sections 4.01, 4.02, 4.03, 4.06(a), 4.06(b), 4.18, and 4.22.

(s)             “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession, which are applicable to the facts and circumstances on the date of determination.

(t)              “Governmental Authority” means any country, state, provincial, territorial, commonwealth, city, town, township, borough, village, district, territory or other political subdivision thereof; any federal, state, provincial, territorial, local, municipal, foreign or other government or governmental, quasi-governmental or other regulatory authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); any multinational organization or body; any body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, including any arbitrator; any self-regulatory or professional or trade organization having authority to regulate the Business, including the Nevada Department of Taxation, the CSE, or any instrumentality or official of any of the foregoing.

(u)            “Gravitas Intellectual Property” means any and all of the following: (a) all names used by Gravitas and the Business, including corporate and fictitious names, trade names, domain names, registered and unregistered trademarks, service marks and applications therefor, and all logos, slogans and other trade dress and commercial symbols with which the goodwill of Gravitas or any of its services may be associated, and all translations, adaptations, derivations and combinations thereof and all applications, registrations and renewals in connection therewith, together with all goodwill associated therewith; (b) all inventions, discoveries and all other developments and works of any kind (whether or not patentable, whether or not complete and whether or not recorded in writing or any other form or medium or reduced to practice), and all patents, patent applications and inventions and discoveries (or reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions and reexaminations thereof; (c) all copyrightable works, copyrights and applications, registrations and renewals thereof (including with respect to software, marketing materials, business plans or instructional or training materials), and all derivative works therefrom; (d) mask works and all applications, registrations and renewals in connection therewith; (e) computer software (including all versions thereof), including source code, object, executable and binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related to any of the foregoing; (f) web sites, web site domain names and other e-commerce assets and resources of any kind or nature; (g) trade secrets and confidential information and proprietary rights, including ideas, concepts, methods, plans, business models, strategies, processes, technology, know-how and the like, and including all proprietary compilations of data (such as customer lists, prospect lists or supplier lists) whether or not the individual elements or items are confidential or proprietary; (h) all other intellectual property and proprietary rights of any kind, nature or description; (i) all proprietary recipes, formulas, manufacturing processes, packaging and labeling relating to the Products; (j) contents of all diagrams, schematics, algorithms, formulae, plans, graphics, designs, mats, plates, negatives, films, blueprints, drawings, sketches and other renderings or tangible embodiments of any of the foregoing (in whatever form or medium) and (k) all goodwill associated with the foregoing.

(v)            “Gravitas Transaction Expenses” means (a) the fees and expenses owed by a Seller or Gravitas to their investment bankers, attorneys, accountants and other professionals payable in connection with this Agreement or the consummation of the transactions contemplated hereby, (b) the aggregate amount of any transaction bonuses or similar payments owed by Gravitas to any director, officer or employee of Gravitas triggered by the consummation of such transactions (including both the employer and employee portions of all employment, payroll and withholding Tax obligations relating to or arising from such bonuses or payments) and (c) the aggregate amount of management fees, loans, transaction fees, sale bonuses or similar payments owed by Gravitas to a Seller that are unpaid as of, or are triggered by, the consummation of such transactions, in the case of each of the foregoing clauses (a), (b) and (c), regardless of whether such fees, expenses or other amounts are due and payable as of the Closing.

(w)           “Hazardous Material” means (a) those substances included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances,” or “solid waste” (or words of similar intent or meaning) under applicable Environmental Law including, without limitation, CERCLA, RCRA, and the Hazardous Materials Transportation Act, 49 U.S.C. Sections 5101 et seq. as amended, and in the regulations promulgated pursuant to said laws; (b) those chemicals known to cause cancer or reproductive toxicity, as published pursuant to the Safe Drinking Water and Toxic Enforcement Act of 1986, Sections 25249.5 et seq. of the Health & Safety Code as amended; (c) those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302.4 and amendments thereto); (d) any material, waste or substance which is (i) petroleum, (ii) asbestos, (iii) polychlorinated biphenyls, (iv) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Section 1251 et seq. (33 U.S.C. Section 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. Section 1317); (v) flammable explosives; (vi) radioactive materials or substances; or (vii) mold, spores or fungus; and (e) such other substances, materials and wastes which are regulated, as of the date hereof or the Closing Date, as hazardous, toxic or radioactive under applicable local, state or Federal law, or which are classified as hazardous, toxic or radioactive under any Environmental Law.

(x)             “Indebtedness” means, with respect to Gravitas, without duplication: (i) all liabilities for borrowed money, whether current or funded; (ii) all obligations evidenced by a note, bond, debenture, letter of credit, draft or similar instrument; (iii) that portion of obligations with respect to capital leases, if any, that is properly classified as a liability on a balance sheet; (iv) all other obligations of Gravitas, other than Permitted Accounts Payable; (v) notes payable and drafts accepted representing extensions of credit; (vi) any obligation owed for all or any part of the deferred purchase price of property or services, unless otherwise included as a current liability in the Working Capital adjustment described below; (vii) all obligations of Gravitas to its members or managers; (viii) all Tax obligations of Gravitas (including any amounts under audit by any tax authority); (ix) any amounts, fines, penalties or claims asserted against Gravitas by any Governmental Authority; (x) all interest on the items set forth in (i) through (ix) above; (xi) any guarantees of indebtedness of any other person; (xii) all indebtedness and obligations of the types described in the foregoing clauses (i) through (xi) above to the extent secured by any lien on any property or asset owned or held by Gravitas, regardless of whether the indebtedness secured thereby shall have been assumed by Gravitas or is nonrecourse to the credit of Gravitas.

(y)            “Inventory” means all inventory of or relating to the Business (including, without limitation, raw materials, work in process, packaging, ingredients, finished goods, merchandise and supplies).

(z)             “Key Personnel” means the Persons identified on Schedule III.

(aa)           “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority, but does not include any United States federal law to the extent such federal law or treaty would be violated, or protections under such law would be unavailable to a party, as a result of operating or owning a state licensed cannabis business in compliance with Nevada law.

(bb)          “Liabilities” means any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise.

(cc)          “Material Adverse Effect” means any event, change, development or occurrence that, individually or together with any other event, change, development or occurrence, has had, or reasonably would be expected to have, a material adverse effort on Gravitas’ Business, results of operations, properties, assets or conditions (whether financial or otherwise), Permits, relations with customers, any material asset, Key Personnel or prospects, whether long-term or short-term, whether or not anticipated, except for the effects of changes in the general economy that do not impact Gravitas disproportionately relative to other Persons of comparable size in Gravitas’ industry.

(dd)          “Non-Foreign Certificate” shall mean a duly executed non-foreign affidavit, dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code, and reasonably acceptable to Buyer, stating that the Person issuing such affidavit is not a “foreign person” as defined in Section 1445 of the Code.

(ee)          “Operating Agreement” shall mean the Amended and Restated Operating Agreement of Gravitas Nevada Ltd., effective September 24, 2015 by and among Gravitas and Sellers.

(ff)            “Order” means any order, writ, judgment, injunction, decree, stipulation, assessment, determination or award entered by or with any Governmental Authority.

(gg)          “Parent Disclosure Record” means all documents publicly filed under the profile of the Parent on SEDAR since January 1, 2018.

(hh)          “Parent Shares” has the meaning set forth in Section 2.02.

(ii)            “Permit” means any permit, license, franchise certificate, consent, accreditation and other authorization of a Governmental Authority.

(jj)            “Permitted Accounts Payable” means normal and customary accounts payable of Gravitas incurred in connection with the Business.

(kk)          “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(ll)            “Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

(mm)        “Post-Closing Taxes” means Taxes of Gravitas or Seller for any Post-Closing Tax Period.

(nn)          “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

(oo)          “Pre-Closing Taxes” means Taxes of Gravitas or Seller for any Pre-Closing Tax Period.

(pp)          “Product” means any product manufactured, distributed or sold by the Business.

(qq)          “Proportionate Voting Shares” has the meaning set forth in Section 5.09.

(rr)            “Real Property” means the real property owned, leased or subleased by Gravitas, together with all buildings, structures and facilities located thereon.

(ss)           “Restricted Period” means the earlier of: (i) two (2) years after the Closing Date; or (ii) as to each Seller Principal, such earlier date, if any, that such Seller Principal is no longer employed by Gravitas or the Buyer, or any Affiliate thereof; provided, however, that the Seller Principal’s employment was terminated without “cause” by the employer thereof, or for “good reason” by such Seller Principal; as the terms “cause” and “good reason” are defined in the respective Employment Agreements of each Seller Principal as required by Section 2.08 hereof.

(tt)            “Securities Authorities” means the Ontario Securities Commission and any other applicable securities commission or securities regulatory authority of a province or territory of Canada.

(uu)          “SEDAR” means the System for Electronic Document Analysis and Retrieval maintained on behalf of the Securities Authorities.

(vv)          “Seller Principal” means Michael Thomsen, Ryan Hudson, Arion Luce, Anthony Shira, Daniel Wacks, and Barry Fieldman.

(ww)         “Special Representations” means, with respect to Sellers and Gravitas, the representations and warranties in Article III, and Sections 4.01, 4.02, 4.03, 4.05, 4.06, 4.11, 4.18, 4.20, 4.21 and 4.22.

(xx)            “Subsidiary” means a Person that is controlled directly or indirectly by another Person and includes a Subsidiary of that Subsidiary. A Person is considered to “control” another Person if: (i) the first Person beneficially owns or directly or indirectly exercises control or direction over securities of the second Person carrying votes which, if exercised, would entitle the first Person to elect a majority of the directors of the second Person, unless that first Person holds the voting securities only to secure an obligation, (ii) the second Person is a partnership, other than a limited partnership, and the first Person holds more than 50% of the interests of the partnership, or (iii) the second Person is a limited partnership, and the general partner of the limited partnership is the first Person.

(yy)          “Taxes” means all federal, state, local, provincial, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, excise, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, whether or not disputed, and including any obligations to indemnify or otherwise assume or succeed to the Tax liabilities of any other Person.

(zz)            “Tax Escrow” means US$[***] available to satisfy indemnification amounts owed by the Sellers and Seller Principals to Buyer Indemnified Parties under Section 9.02(d) and 9.02(e) of this Agreement (claims relating to Taxes).

(aaa)         “Tax Return” means any return, declaration, report, claim for refund, information return, or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 1.02           Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Advance	Section 2.05(a)
Agreement	Preamble
Balance Sheet	Section 4.10
Balance Sheet Date	Section 4.10
Buyer Disclosure Schedule	Article V
Business	Recitals
Buyer	Preamble
Buyer Indemnified Parties	Section 9.02
Cash Consideration	Section 2.02(a)
Closing	Section 2.07
Closing Adjustment	Section 2.03(b)(i)(3)
Closing Date	Section 2.07
Closing Date Proceeds	Section 2.08(c)(iv)(4)
Closing Indebtedness Schedule	Section 2.04(a)
Closing Working Capital	Section 2.03(b)(i)(2)
Closing Working Capital Statement	Section 2.03(b)(i)
Common Shares	Section 5.09
Company Assets	Section 4.09(a)
Company Owner	Section 3.05(a)
Company Transaction Expense Schedule	Section 2.04(b)
Debt Payoff Letters	Section 2.04(a)
Deposit	Section 2.06(b)
Direct Claim	Section 9.05(c)
Disputed Amounts	Section 2.03(c)(iii)
Earn-Out Payment	Section 2.05(a)
Escrow Agent Fee	Section 2.06(a)
Estimated Closing Adjustment	Section 2.03(a)(ii)
Estimated Closing Working Capital	Section 2.03(a)(i)(2)

Estimated Closing Working Capital Statement	Section 2.03(a)(i)
Exchangeable Shares	Section 5.09
Facilities	Section 4.21
Financial Statements	Section 4.10
Gravitas Assets	Section 4.09(a)
Gravitas Disclosure Schedule	Article IV
Gravitas Transaction Expense Schedule	Section 2.04(b)
Indemnified Party	Section 9.05(a)
Indemnifying Party	Section 9.05(a)
Independent Accountant	Section 2.03(c)(iii)
Interim Financial Statements	Section 4.10
IP License	Section 4.06(c)
Leases	Section 4.09(c)
Local Licenses	Section 2.08(a)(iii)
Loss	Section 9.02
Material Contract	Section 4.07
Nevada Approval	Section 7.04(c)
NRS	Section 3.05(c)(i)
Parent	Preamble
Parent Shares	Section 2.02(b)
PCB	Section 4.21
Permit Litigation	2.05(a)
Physical Inventory	Section 2.03(a)(i)(2)
Preferred Shares	Section 5.09
Product Claim	Section 4.20(a)
Proportionate Voting Shares	Section 5.09
Purchase Price	Section 2.02
Recalls	Section 4.20(a)
Released Claims	Section 11.02(a)
Released Party	Section 11.02(a)
Releasing Party	Section 11.02(a)
Remaining Earn-Out Payment	Section 2.05(a)
Resolution Period	Section 2.03(c)(ii)
Reverse Termination Fee	Section 10.03
Review Period	Section 2.03(c)(i)
Rules	Section 12.13
San Francisco Companies	Section 8.02(k)
Seller	Preamble
Sellers Majority	Section 12.01(a)
SF SPA	Section 8.02(k)
Statement of Objections	Section 2.03(c)(ii)
Straddle Period	Section 6.02
Supplemental Disclosure Schedule	Section 7.03(c)
Target Working Capital	Section 2.03(a)(ii)
Third Party Claim	Section 9.05(b)

Transaction Agreements	Section 4.01(b)
Unaudited Financial Statements	Section 4.10
Units	Recitals
Working Capital	Section 2.03(a)

ARTICLE II

PURCHASE AND SALE

Section 2.01         Purchase and Sale. Subject to the terms, conditions, representations and warranties, covenants and other agreements of the Parties set forth within this Agreement, at the Closing (as defined herein) Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, all of the Gravitas Units, free and clear of any Encumbrance, for the consideration specified in Section 2.02.

Section 2.02          Consideration. Subject to adjustment pursuant to Section 2.03 and 2.04 hereof, the aggregate purchase price of US$[***] (the “Purchase Price”) to be paid by Buyer to the Sellers at the Closing for Gravitas Units shall consist of the following:

(a)            US Thirty-Three Million Five Hundred Thousand Dollars (US $33,500,000) in cash (the “Cash Consideration”); and

(b)           subject to compliance with securities laws and the policies of the CSE, 625 Proportionate Voting Shares of Parent (the “Parent Shares”), with an aggregate issuance price equivalent to US$[***] (based on the daily average exchange rate reported by the Bank of Canada on the day prior to the date of issuance). The number of Parent Shares to be issued hereunder will be adjusted to take into effect any stock dividend, stock split, subdivision, combination, reclassification or similar non-dilutive event (the “Event”) affecting the Proportionate Voting Shares prior to Closing, with the Parent Shares to be issued hereunder at Closing representing the same percentage of the outstanding Proportionate Voting Shares as they did immediately prior to the Event.

(c)            The Purchase Price (consisting of the Cash Consideration and the Parent Shares, and as adjusted by the Escrow Amount) shall be allocated among the Sellers as follows: 60% to Green Ache’rs, and 40% to Verdant.

(d)            US$[***] constituting the Escrow Amount shall be withheld from the Cash Consideration and deposited with the Escrow Agent in the manner identified in Section 2.06 hereafter.

Section 2.03           Purchase Price Adjustment.

(a)             Closing Adjustments.

(i)             At least five (5) Business Days before the Closing, Sellers shall prepare and deliver to Buyer a statement (the “Estimated Closing Working Capital Statement”), which statement shall be prepared in accordance with GAAP and this Agreement and contain, in each case as of the Closing Date:

(1)            an estimated balance sheet of Gravitas (without giving effect to the transactions contemplated hereby), and

(2)            an estimate of the Working Capital as of the Closing Date (the “Estimated Closing Working Capital”).

For purposes hereof, “Working Capital” shall mean the excess of Gravitas’ current assets, including cash and cash equivalents, over Gravitas’ current liabilities (excluding Taxes), as determined in accordance with GAAP applied on a consistent basis with Gravitas’ Financial Statements, without giving effect to the consummation of the transactions contemplated by this Agreement, and adjusted to exclude Gravitas accounts receivable aged beyond 90 days of invoice date. The inventory component of the Working Capital shall be determined by Buyer and Gravitas jointly conducting a physical count of the Inventory as proximate to the Closing Date as practicable, which amount shall be adjusted to reflect sales, the production of finished goods, the purchase of raw materials and other transactions between the time of such physical count and the Effective Time using standard accounting cutoff procedures to arrive at a value which shall be deemed the physical inventory as of the Closing Date (“Physical Inventory”).

(ii)            The “Estimated Closing Adjustment” shall be an amount equal to the Estimated Closing Working Capital minus $1,610,000 (the “Target Working Capital”). If the Estimated Closing Adjustment is a positive number, the Cash Consideration shall be increased by the amount of the Estimated Closing Adjustment. If the Estimated Closing Adjustment is a negative number, the Cash Consideration shall be reduced by the amount of the Estimated Closing Adjustment.

(b)            Post-Closing Adjustment.

(i)            Not later than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Sellers a statement (the “Closing Working Capital Statement”), which statement shall be prepared in accordance with GAAP applied on a basis consistent with the calculation of the Estimated Closing Working Capital and contain:

(1)            an unaudited balance sheet of Gravitas (without giving effect to the transactions contemplated hereby) as of the Closing Date;

(2)            a calculation of the Working Capital (which shall take into account the results of the Physical Inventory) as of the Closing Date (“Closing Working Capital”); and

(3)            the resulting Closing Adjustment, which shall be an amount equal to the Closing Working Capital minus Target Working Capital.

(c)             Examination and Review.

(i)             Examination. After receipt of the Closing Working Capital Statements, Sellers shall have thirty (30) days (the “Review Period”) to review each Closing Working Capital Statement. During the Review Period, the Sellers and their representatives will have access to the books and records of Gravitas, to the extent that such books and records are necessary to verify the amounts set forth in the Closing Working Capital Statements, as Sellers may reasonably request for the purpose of reviewing and analyzing the Closing Working Capital Statements and to prepare a Statement of Objections (as hereafter defined), provided that, such access shall be in a manner that does not unreasonably interfere with the normal business operations of the Gravitas.

(ii)            Objection. On or prior to the last day of the Review Period, Sellers may object to any Closing Working Capital Statement by delivering to Buyer a written statement setting forth Sellers’ objections in reasonable detail, indicating by Company each disputed item or amount and the basis for Sellers disagreement therewith (a “Statement of Objections”). If Sellers fail to deliver a Statement of Objections before the expiration of the Review Period, then each Closing Working Capital Statement and each corresponding Closing Adjustment (as defined above) reflected in the Closing Working Capital Statements shall be deemed to have been accepted by Sellers. If Sellers deliver a Statement of Objections before the expiration of the Review Period, Sellers and Buyer shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of a Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Closing Adjustment and the Closing Working Capital Statements, with such changes as may be agreed in writing by Sellers and Buyer, shall be final and binding.

(iii)           Resolution of Disputes. If Sellers and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to an impartial nationally recognized firm of independent certified public accountants appointed by mutual agreement of Buyer and Sellers (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any corresponding adjustments to the Closing Adjustment, as the case may be, and Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and its decision for each Disputed Amount must be within the range of values assigned to each such item in the applicable Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)           Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by the party which is not the prevailing party. If any Disputed Amounts are submitted to the Independent Accountant, then, for purposes of this Section 2.03(c)(iv), Sellers shall be the prevailing party in such proceeding if a majority of the dollar amounts of the unresolved Disputed Amounts are decided by the Independent Accountant in favor of Sellers, and Buyer shall be the prevailing party if a majority of the dollar amounts of the unresolved Disputed Amounts are decided by the Independent Accountant in favor of Buyer (e.g., by way of example but not by way of limitation, if there are Two Hundred Thousand Dollars (US$200,000) of disputed items to be determined by the Independent Accountant and the Independent Accountant determines that Buyer’s claims prevail with respect to One Hundred Twenty-Five Thousand Dollars (US$125,000) and Sellers’ claims prevail with respect to Seventy-Five Thousand Dollars (US$75,000), then Buyer would be the prevailing party).

(v)            Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after its engagement, and its resolution of the Disputed Amounts and its adjustments to the Closing Working Capital Statement and/or the Closing Adjustment shall be conclusive and binding upon the parties hereto. Judgment on the award of the Independent Accountant may be entered by any court of competent jurisdiction.

(vi)           Payments of Post-Closing Adjustment. Within ten (10) Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within ten (10) Business Days of the resolution described in clause (iii) above; either (1) Buyer shall pay to Sellers the aggregate amount by which the Closing Adjustment is greater (or less negative) than the Estimated Closing Adjustment, or (2) Sellers shall direct the Escrow Agent to pay to Buyer the amount by which the Closing Adjustment is less (or more negative) than the Estimated Closing Adjustment from the Escrow Amount. Payments under this Section 2.03(vi) to Sellers shall be made 60% to Green Ache’rs and 40% to Verdant and by wire transfer of immediately available funds. Buyer will also be entitled, at its sole option, to set-off any payment of the Closing Adjustment payable by Sellers against any future payment payable to Sellers, including the Earn-Out Payment. The obligations of Sellers set forth in this Section shall be joint and several.

(d)             Adjustments for Tax Purposes. Any payments made pursuant to Section 2.03 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.04           Indebtedness and Gravitas Transaction Expenses.

(a)             Sellers shall deliver to the Buyer at least three (3) business days prior to the Closing Date a schedule (the “Closing Indebtedness Schedule”) that contains a complete and accurate statement of the amount of the Indebtedness owed by Gravitas as of the Closing Date, together with wire transfer instructions for the payoff of the Indebtedness and payoff letters from each payee (the “Debt Payoff Letters”) in form, scope and substance acceptable to Buyer stating the full amount of the outstanding Indebtedness due to such payee as of the Closing Date (including any applicable per diem amounts) and any applicable payment instructions. At the Closing, Buyer shall pay in full (on behalf of Gravitas or Sellers) all Indebtedness reflected on the Closing Indebtedness Schedule by wire transfers of immediately available funds to the holders of such Indebtedness, such that on the Closing Gravitas has no Indebtedness.

(b)            Gravitas Transaction Expenses. Sellers shall deliver to the Buyer at least three (3) business days prior to the Closing Date a schedule (the “Gravitas Transaction Expense Schedule”) that contains a complete and accurate statement of the amount of all of Gravitas Transaction Expenses, together with wire transfer instructions for the payment of all Gravitas Transaction Expenses that will be unpaid as of the Closing Date. At the Closing, Buyer shall (on behalf of Gravitas and Sellers), or Sellers shall cause Gravitas to (and shall provide sufficient funds to Gravitas to enable it to), pay all Gravitas Transaction Expenses set forth on Gravitas Transaction Expense Schedule in accordance with the payment instructions set forth in Gravitas Transaction Expense Schedule.

(c)            Closing Indebtedness and Gravitas Transaction Expenses remaining at Closing or paid by Buyer pursuant to this Section 2.04 shall be deducted from Cash Consideration payable by Buyer to Sellers at Closing.

Section 2.05           Earn-Out Payment

(a)            Earn-Out Payment. Sellers and Gravitas are currently contesting the decision of the Nevada Department of Taxation not to award Gravitas a Permit to operate a second retail cannabis dispensary in Nevada as the result of or based upon the license application RD238 filed with the Nevada Department of Taxation on January 4, 2019, in the lawsuit titled Serenity Wellness Center LLC et al. v. The State of Nevada Department of Taxation, Clark County District Court, Case #A-19-786962-B (the “Permit Litigation”). In the event that the Permit Litigation is successful and Gravitas is awarded a Permit to operate a second retail cannabis dispensary in Nevada prior to February 8, 2020, and such retail facility opens at a location acceptable to Buyer and Gravitas (the “New Facility”), Buyer will pay to Sellers an aggregate payment the (“Earn-out Payment”) equal to the following: (i) $1,000,000 in cash, minus any fees, costs or expenses incurred by Buyer or Gravitas in connection with the Permit Litigation after the Closing Date (the difference, the “Advance”) and, (ii) once the New Facility has been open for commercial business for a consecutive 12 month period, an amount equal to (1) the product of (x) 1.25 times (y) Net Revenue generated by the New Facility minus (2) the Advance, minus (3) any capital or build out costs incurred by Buyer or Gravitas to develop or construct the New Facility and any fees, costs or expenses incurred by Buyer or Gravitas in connection with the Permit Litigation (if not otherwise deducted from the Earn-Out Payment made hereunder) (the “Remaining Earn-Out Payment”). For purposes of this Section 2.05, “Net Revenue” shall equal the gross revenues from operations of the New Facility during its first 12 months of operation, calculated by annualizing gross revenues from the fourth quarter of its operation, less actual discounts, allowances and spoilage incurred during the entire 12 month period.

(b)            Control of Permit Litigation. For the avoidance of doubt, Sellers acknowledge and agree that (1) after the Closing, the right to control the Permit Litigation belongs solely to Gravitas and Buyer, and all decisions regarding such Permit Litigation will be made by Gravitas and Buyer in their sole discretion, without any requirement to obtain the input or consent of any Seller or Sellers; (2) nothing in this Agreement requires Buyer or Gravitas to continue Gravitas’ participation in the Permit Litigation, or prevents or limits Buyer or Gravitas from dismissing or entering into a settlement regarding the Permit Litigation; (3) the right to an Earn-Out Payment shall only apply to the second retail dispensary identified in 2.05(a) above, regardless of how many Permits Gravitas may be awarded in the event the Permit Litigation is successful, and (4) nothing in this Agreement requires Buyer or Gravitas to operate in any particular manner to achieve the Earn-out Payment; provided, however, that Gravitas shall not, and Buyer shall cause Gravitas not to, take (or omit to take) any action the specific purpose of which is to adversely reduce the amount of any Earn-Out Payment payable to Sellers, if any, pursuant to this Section 2.05. In the event that after the Closing Buyer or Gravitas voluntarily elect to abandon the Permit Litigation (but not in the event Gravitas is unsuccessful, or the Permit Litigation is dismissed by the Clark County District Court over the objection of Gravitas), then Buyer will reimburse Sellers for the fees, costs or expenses incurred by Gravitas in connection with the Permit Litigation prior to the Closing Date in an amount not less than US$100,000 but not to exceed $150,000.

(c)            Earn-Out Payment Procedure. Subject to compliance with Canadian securities legislation and the policies of the CSE, the Remaining Earn-out Payment, if any, will be paid 60% to Green Ache’rs and 40% to Verdant, as follows: 60% in cash, and 40% in Parent Shares based upon the 10 day weighted average price of TerrAscend common shares ending on the 2nd trading day prior to payment. The Advance will be due and payable on the 10th business day following the first third-party retail sale made from the New Facility; the Remaining Earn-out Payment, if any, will be due and payable on the ninetieth (90) day following completion of the New Facility’s first 12 months of operation.

Section 2.06           Escrow.

(a)            Escrow Amount. At Closing Buyer shall withhold from the Purchase Price and furnish to Escrow Agent the Escrow Amount. The Escrow Amount shall be held by the Escrow Agent in two separate funds; the first constituting the Base Escrow, in an amount equal to 7.5% of the Purchase Price, available to satisfy indemnification amounts owed by the Sellers and Seller Principals to Buyer Indemnified Parties under Section 9 of this Agreement, and a second fund, constituting the Tax Escrow, in the separate amount of $[***] less any credit balance of Gravitas with the US Department of Treasury Internal Revenue Service for overpayment of tax liabilities (currently estimated at $[***]) and available for use by Gravitas, which amount is available to satisfy indemnification amounts owed by the Sellers and Seller Principals to Buyer Indemnified Parties under Section 9.02(d) and 9.02(e) of this Agreement (claims relating to Taxes), each of which will be held and disbursed in accordance with the terms of the Escrow Agreement in substantially the form attached hereto (subject to the approval of the Escrow Agent) as Exhibit B. All fees and expenses of the Escrow Agent (the “Escrow Agent Fee”) shall be paid 50% by Buyer and 50% by Sellers as provided in Section 2.08.

(b)            Deposit. Upon the Closing under the SF SPA (as defined in 8.02(k) below), Buyer shall deposit with the Escrow Agent the sum of $3,000,000 as a good faith deposit towards the consummation of the transactions contemplated by this Agreement (the “Deposit”). Upon the Closing of the transactions under this Agreement, the Deposit, plus interest accrued thereon pursuant to the Escrow Agreement, shall be credited towards the Cash Consideration to be delivered by Buyer at Closing, and Sellers and Buyer shall execute a Joint Notice of Distribution authorizing and directing the Escrow Agent to pay the Deposit to Sellers in partial satisfaction of Buyer’s payments required by Section 2.08(c)(iv). In the event this Agreement is terminated in a manner that gives rise to the payment of a Reverse Termination Fee under Section 10.03, then Sellers and Buyer shall execute a Joint Notice of Distribution authorizing and directing the Escrow Agent to pay from the Deposit to Sellers the Reverse Termination Fee in full satisfaction of the payments required under Section 10.03. In the event this Agreement is terminated but a Reverse Termination Fee is not required to be paid under Section 10.03, then the full amount of the Deposit shall be returned by Escrow Agent to Buyer, and Sellers shall upon request execute with Buyer a Joint Notice of Distribution authorizing and directing the Escrow Agent to release the Deposit to Buyer.

Section 2.07          Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place no later than two (2) Business Days after the last of the conditions to Closing set forth in Article VIII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date) at the offices of Fox Rothschild LLP, 1001 Fourth Avenue, Suite 4500, Seattle, WA 98154, or at such other time or on such other date or at such other place as Buyer and the Sellers may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. on the Closing Date.

Section 2.08          Closing Deliveries.

(a)            Deliveries of Gravitas and the Sellers. At the Closing, Sellers shall deliver to Buyer the following:

(i)             Evidence of termination of all of the agreements set forth on Schedule 2.08(a)(i) hereto;

(ii)            Copies of all consents, approvals, waivers and authorizations referred to in Sections 3.02 and 4.04 of the Gravitas Disclosure Schedules;

(iii)           Proof in form, scope and substance satisfactory to Buyer that each Permit is current, in good standing and may either continue to be held by Gravitas (and is not subject to termination or cancellation) following the Closing of the transactions contemplated hereby, or may be held by Buyer as of the Closing and is not subject to termination or cancellation, such that as of the Closing, Buyer has full right, title and interest in and to all licenses, Permits and Governmental Authorizations necessary to own and operate the Business, including without limitation the Cannabis Licenses (but subject to the obligation of Buyer to submit a new application to Clark County, Nevada with respect to the issuance of replacement permits for Limited Business Licenses Nos. [***] and [***]) (the “Local Licenses”);

(iv)           Fully executed Employment Agreements between Gravitas and the Key Personnel in the form attached hereto as Exhibit C;

(v)            The Escrow Agreement, in the form attached as Exhibit B, duly executed by the Sellers and Escrow Agent;

(vi)           A fully executed assignment of the License Agreement dated April 1, 2014 between Verdant Nevada LLC and RHMT LLC, in form, scope and substance acceptable to Buyer;

(vii)          A fully executed assignment of the License Agreement dated April 1, 2016 between Verdant Nevada LLC and ABI SF LLC, in form, scope and substance acceptable to Buyer;

(viii)         A fully executed assignment of the License and Distribution Agreement dated October 1, 2014 by and between V Products LLC and Verdant Nevada LLC, in form, scope and substance acceptable to Buyer;

(ix)            A fully executed amendment and assignment of that certain License Agreement dated May 29, 2015 by and between Kiva Brands, Inc. and Verdant Nevada LLC to Gravitas, in form, scope and substance acceptable to Buyer, along with the written consent of Kiva Brands, Inc. thereto, if not terminated by Kiva Brands, Inc. and Verdant Nevada LLC prior to Closing;

(x)            Non-competition and non-solicitation agreements in the form attached hereto as Exhibit A with each of the Seller Principals and [***];

(xi)           A good standing certificate (or its equivalent) for Gravitas from the Secretary of State or similar Governmental Authority of each jurisdiction under the Laws in which Gravitas is organized and registered to do business as a foreign entity;

(xii)          A tax clearance letter (or its equivalent) for Gravitas from the Nevada Department of Taxation showing Gravitas is in good standing and has no unpaid state taxes;

(xiii)         A good standing certificate (or its equivalent) for each Seller from the Secretary of State or similar Governmental Authority of each jurisdiction under the Laws in which such Seller is incorporated and registered to do business as a foreign entity;

(xiv)         Uniform Commercial Code searches of filings made pursuant to Article 9 thereof in the State of Nevada, in form, scope and substance reasonably satisfactory to Buyer, confirming the absence of Encumbrances on Gravitas as of a date within ten (10) days of the Closing;

(xv)          Uniform Commercial Code searches of filings made pursuant to Article 9 thereof in the State of Nevada, in form, scope and substance reasonably satisfactory to Buyer, confirming the absence of Encumbrances on Sellers as of a date within ten (10) days of the Closing;

(xvi)         Docket or similar searches of relevant federal and state courts with regard to any pending litigation involving, or judgment against, Gravitas and Sellers in form, scope and substance reasonably satisfactory to Buyer, confirming the absence of pending litigation other than as disclosed on Schedule 9.02(e) and Encumbrances as of a date on or before the Closing;

(xvii)        Evidence that all Indebtedness of Gravitas has been paid and all Gravitas Transaction Expenses have been paid.

(xviii)       Landlord estoppels with respect to each of the Leases;

(xix)          An assignment separate from certificate, executed by each Seller, with respect to the Units transferred to Buyer hereunder;

(xx)           A certificate of the Members of Gravitas dated as of the Closing certifying that attached thereto are true and complete copies of all resolutions adopted by the Members of Gravitas authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including waivers of any rights of first refusal or preemptive rights, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby;

(xxi)          A certificate of the Managing Members or Managers of each Seller dated as of the Closing certifying that attached thereto are true and complete copies of all resolutions adopted by the Members and Managers of such Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby;

(xxii)         The certificate required by Section 8.02(e), dated as of the Closing Date;

(xxiii)        A Non-Foreign Certificate and Form W-9 from each Seller;

(xxiv)       [***];

(xxv)         Verification from the Internal Revenue Service of the credit balance of Gravitas with the US Department of Treasury Internal Revenue Service; and

(xxvi)        All other documents, instruments, and certificates required to be delivered to the Buyer at Closing, or that the Buyer may reasonably request, in form and substance reasonably satisfactory to the Buyer and its counsel;

(b)             Parent’s Deliveries. At the Closing, Parent shall deliver to each Seller:

(i)             A copy of the board resolutions adopted by the Board of Directors of the Parent authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby; and

(ii)            a stock certificate issued in the name of such Seller representing that Seller’s pro rata entitlement to the Parent Shares (calculated to the one one-thousandth of a Parent Share).

(c)             Buyer’s Deliveries. At the Closing, Buyer shall deliver the following:

(i)             Copies of all consents, approvals, waivers and authorizations referred to in Section 5.02 of the Buyer Disclosure Schedules;

(ii)            The Escrow Agreement duly executed by Buyer;

(iii)           All other documents, instruments, and certificates required to be delivered to the Sellers at Closing, or that the Sellers may reasonably request, in form and substance reasonably satisfactory to the Sellers and their counsel; and

(iv)           Buyer shall pay, without duplication the following amounts:

(1)            To each lender identified on the Closing Indebtedness Schedule, the amount due and payable to such lender as set forth in the Debt Payoff Letters;

(2)            To each person identified on Gravitas Transaction Expense Schedule, the amount of Gravitas Transaction Expenses due and payable to such Person as of the Closing Date as identified on such schedule;

(3)            To the Escrow Agent, the Escrow Amount and the Escrow Agent Fee; and

(4)            To the Sellers, an aggregate amount equal to the sum of the Cash Consideration, plus the Estimated Closing Adjustment, minus the Escrow Amount, minus 50% of the Escrow Agent Fee, minus Gravitas Transaction Expenses, minus the Closing Indebtedness (such amount, the “Closing Date Proceeds”) by wire transfer of immediately available funds pursuant to written wiring instructions provided by Sellers to Buyer prior to the Closing.

Section 2.09           Withholding. Buyer and Gravitas shall be entitled to deduct and withhold from any consideration payable to Sellers pursuant to this Agreement all Taxes that Buyer and Gravitas may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Sellers hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller severally and not jointly hereby represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing Date, except as otherwise set forth in written disclosure schedules delivered pursuant to this Article III, copies of which are attached to this Agreement.

Section 3.01           Organization and Authority of Seller. Each Seller is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation. Each Seller has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and excluding any United States federal law to the extent such federal law or treaty would be violated, or protections under such law would be unavailable to a party, as a result of operating or owning a state licensed cannabis business in compliance with Nevada law.

Section 3.02           No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the organizational documents of Seller; (b) violate or conflict with any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to Seller; or (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any material contract or other instrument to which Seller is a party. Except as disclosed in Section 3.01(b) of the Gravitas Disclosure Schedules, no notice, consent, approval, waiver or authorization is required to be obtained by Seller from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.03           Gravitas Units. Verdant is the record and beneficial owner of 40% of the Gravitas Units, free and clear of any Encumbrance (other than restrictions on transfer arising under the Operating Agreement, which will be terminated immediately prior to Closing). Green Ache’rs is the record and beneficial owner of 60% of the Gravitas Units, free and clear of any Encumbrance (other than restrictions on transfer arising under the Operating Agreement, which will be terminated immediately prior to Closing). Each Seller has the full right, authority and power to sell, assign and transfer Gravitas Units to Buyer. The Gravitas Units have not been sold, assigned or transferred, nor has any agreement been entered into to sell, assign or transfer any of the Gravitas Units to any other person. There are no restrictions on or agreements with respect to the voting rights of Seller that would impair Buyer’s rights under this Agreement. Upon delivery to Buyer of certificates for Gravitas Units at the Closing and Buyer’s payment of the Closing Date Proceeds, Buyer shall acquire good, valid and marketable title to Gravitas Units, free and clear of all Encumbrances.

Section 3.04           Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of a Seller.

Section 3.05          Cannabis Matters. Each Seller and each Seller Principal hereby make the following representations and warranties relating specifically to cannabis matters:

(a)            That each Seller Principal, and each equity holder, director, officer, manager, member or managing member of Gravitas or Seller (each, a “Company Owner”), is at least twenty-one (21) years of age;

(b)            That each Seller, each Seller Principal and each Company Owner is in compliance with all licensing requirements established by the Nevada Department of Taxation;

(c)            That neither a Seller Principal or a Company Owner has been convicted of an excluded felony offense in the State of Nevada or any other jurisdiction. For purposes of this Agreement, “excluded felony offense” shall mean and refer to the following:

(i)             A conviction of an offense that would constitute a category A felony pursuant to Nevada Revised Statutes (“NRS”) §193.130(2)(a) if committed in Nevada; or

(ii)            Convictions for two (2) or more offenses that would constitute felonies pursuant to NRS §193.130 if committed in the State of Nevada.

An “excluded felony offense” does not include:

(A)            A criminal offense for which the sentence, including any term of probation, incarceration, or supervised release, was completed more than ten (10) years ago; or

(B)            An offense involving conduct that would be immune from arrest, prosecution, or penalty pursuant to Chapter 453A of NRS, except that the conduct occurred before the effective date of Chapter 453A of NRS (October 1, 2001), or was prosecuted by an authority other than the State of Nevada.

(d)            That neither a Seller Principal nor a Company Owner has committed any act that would result in the denial of a license of a cannabis business in the State of Nevada including, but not limited to:

(i)             Been convicted of an excluded felony offense;

(ii)            Operated any cannabis establishment without all required permits, certificates, and licenses;

(iii)           Made an intentional false statement to the Nevada Department of Taxation;

(iv)           Intentionally destroyed or concealed evidence pertaining to the cannabis establishment or licensure;

(v)            Intentionally failed to pay taxes to the Nevada Department of Taxation;

(vi)           Operated a marijuana establishment with the licensed for the marijuana establishment has been revoked; or

(vii)          Transported marijuana outside of the boundaries of the State of Nevada, except where authorized by an agreement between the Governor of the State of Nevada and a participating tribal government.

(e)            That neither a Seller Principal nor a Company Owner has committed any violation of NRS Chapter 453A et. seq., NRS Chapter 453D et. seq., or Nevada Administrative Code 453A that resulted in suspension or revocation of a license, administrative penalty, citation, civil proceeding or criminal conviction;

(f)             That neither a Seller Principal nor a Company Owner has received any fines or penalties pursuant to NRS Chapter 586 or levied by the Nevada State Department of Agriculture pertaining to cannabis;

(g)            That neither a Seller Principal nor a Company Owner has been sanctioned by any licensing authority, city or county for any unlicensed commercial cannabis activity in any jurisdiction;

(h)            That neither a Seller Principal nor a Company Owner has had any license, permit, registration or other consent or approval to conduct commercial cannabis activity suspended or revoked by any licensing authority or local jurisdiction, or has had any application for a license, permit, registration or other consent or approval to conduct commercial cannabis activity denied;

(i)             That neither a Seller Principal nor a Company Owner has sought any type of licensure from, no Seller Principal or Company Owner has any pending license application with, or is employed in any capacity by, the Nevada Gaming Control Board or the Nevada Gaming Commission; and

(j)             That neither a Seller Principal nor a Company Owner has been determined by a court or governmental agency or tribunal to have engaged in any attempt to obtain a registration, license, or approval to operate a cannabis business in any state by fraud, misrepresentation, or the submission of false information.

Section 3.06          Parent Shares.

(a)            Each Seller understands that the Parent Shares have not been registered under the Securities Act of 1933, as amended and are being issued pursuant to an exemption from registration and prospectus requirements of the Canadian Securities Laws and the securities laws of United States. Each Seller acknowledges that Parent and Buyer will rely on Seller’s representations, warranties and certifications set forth below for purposes of confirming the availability of any exemption from such registration and prospectus requirements. Each Seller has not received a document purporting to describe the business and affairs of the Buyer or Parent that has been prepared primarily for delivery to and review by prospective investors so as to assist those investors to make an investment decision in respect of Parent under the terms of this Agreement. Each Seller has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of an investment in the Parent Shares. Each Seller acknowledges that each Seller is eligible to acquire the Parent Shares pursuant to the exemption from the prospectus requirements of Canadian Securities Laws found in s. 2.12 [Asset Acquisitions] of National Instrument 45-106 Prospectus Exemptions. The certificates representing the Parent Shares (and any replacement certificate issued prior to the expiration of the applicable hold periods), or ownership statements issued under a direct registration system or other electronic book-based or book-entry system, will bear the following legends in accordance with applicable securities Laws:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [INSERT THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE CLOSING DATE].”

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “US SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S (“REGULATION S”) UNDER THE US SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE LOCAL SECURITIES LAWS AND REGULATIONS, (C) IN COMPLIANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE US SECURITIES ACT PROVIDED BY (1) RULE 144 THEREUNDER, IF AVAILABLE, OR (2) RULE 144A THEREUNDER, IF AVAILABLE, AND IN EACH CASE IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) IN ANOTHER TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, PROVIDED THAT IN THE CASE OF TRANSFERS PURSUANT TO (C)(1) OR (D) ABOVE, A LEGAL OPINION OF COUNSEL OF RECOGNIZED STANDING OR OTHER EVIDENCE, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE CORPORATION, TO THAT EFFECT MUST FIRST BE PROVIDED TO THE CORPORATION. THESE SECURITIES MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON CANADIAN STOCK EXCHANGES.”

(b)            Each Seller acknowledges that: (i) it has been provided with the opportunity to consult its own legal advisors with respect to the Parent Shares issuable to it pursuant to this Agreement and with respect to the existence of resale restrictions imposed by applicable securities Laws; (ii) no representation has been made respecting the applicable holding periods imposed by the securities Laws or other resale restrictions applicable to the Parent Shares which restrict the ability of the Seller to resell such securities; (iii) it is solely responsible to find out what these restrictions are; (iv) it is solely responsible (and the Parent is not in any way responsible) for compliance with applicable resale restrictions; and (v) it is aware that it may not be able to resell the Parent Shares, except in accordance with limited exemptions under the securities Laws. Each Seller will execute and deliver within the applicable time periods all documentation as may be required by applicable securities Laws to permit the issuance of the Parent Shares on the terms set forth herein and, if required by applicable securities Laws, will execute, deliver and file or assist the Parent in obtaining and filing such reports, undertakings and other documents relating to the purchase of the Parent Shares as may be required by any applicable securities Laws, securities regulator, stock exchange or other regulatory authority, which includes, without limitation, determining the eligibility of each Seller to acquire the Parent Shares under applicable securities Laws, preparing and registering certificates (if any) representing the Parent Shares and completing regulatory filings required by the applicable securities commissions. Accordingly, each Seller consents to the collection, use and disclosure of certain personal information for the purposes of meeting legal, regulatory, self-regulatory, security and audit requirements (including any applicable tax, securities, money laundering or anti-terrorism legislation rules or regulations) and as otherwise permitted or required by Law, which disclosures may include disclosures to tax, securities or other regulatory or self-regulatory authorities in Canada and/or in foreign jurisdictions, if applicable, in connection with the regulatory oversight mandate of such authorities.

U.S. Securities Act Representations.

(c)            Each Seller is resident in the United States or otherwise a “U.S. Person”, as defined in Regulation S under the US Securities Act.

(d)            Seller understands and acknowledges (1) that the Parent Shares have not been, or will not be, registered under the US Securities Act, or under any state securities laws, and no registration statement or prospectus in respect thereof will be prepared or filed under the US Securities Act or Applicable Securities Laws, and that the Parent Shares are being offered and sold in reliance upon federal, provincial and state exemptions for transactions not involving any public offering, thus the Parent Shares are “restricted securities,” as such term is defined in Rule 144 under the US Securities Act, and will be subject to restrictions on resale under such laws and as set forth in the restrictive legends set forth above. As a condition of receiving Parent Shares at Closing, each Seller shall be required to deliver the Seller Acknowledgment as to their status as an “accredited investor,” as defined in Rule 501(a) of Regulation D promulgated under the US Securities Act, together with any supporting information as reasonably requested by Gravitas or Parent in order to confirm their status and the availability of an exemption from the registration requirements of the US Securities Act and applicable state securities laws for the issuance of such Parent Shares to such holder; (2) that upon the original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the US Securities Act or applicable securities Laws, the certificates representing the Parent Shares, and all securities issued in exchange therefor or in substitution thereof, will bear legends as described in Section 3.05(a) above.

(e)            Each Seller consents to Parent making a notation on its respective records or giving instructions to any transfer agent of the Parent Shares in order to implement the restrictions on transfer set forth and described herein.

(f)             Each Seller understands and acknowledges that Parent does not have an obligation or present intention of filing a registration statement under the US Securities Act or Applicable Securities Laws in respect of the Parent Shares.

(g)            Each Seller acknowledges that he is acquiring the Parent Shares solely for his, her or its own account and not on behalf of any other person for investment purposes only and not with a view to the resale, distribution or other disposition thereof in violation of Applicable Securities Laws.

(h)            Each Seller represents and warrants that alone, or with the assistance of his, her or its professional advisors, he, she or it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of his, her or its investment in the Parent Shares and is able, without impairing his, her or its financial condition, to hold such securities for an indefinite period of time and to bear the economic risks, and withstand a complete loss, of such investment.

(i)             Each Seller represents and warrants that he, she or it has had access to such additional information, if any, concerning as he, she or it has considered necessary in connection with his, her or its investment decision to acquire the Parent Shares.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES AS TO GRAVITAS

Sellers and Seller Principals, jointly and severally, hereby represent and warrant to Buyer that each of the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing Date, except as otherwise set forth in written disclosure schedules delivered pursuant to this Article IV, copies of which are attached to this Agreement (the “Gravitas Disclosure Schedule”).

Section 4.01          Organization, Authority and Qualification of Gravitas.

(a)            Gravitas is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada and has all necessary limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Gravitas is duly qualified to transact business and is in good standing in the state of Nevada. Gravitas does not do business in any other jurisdiction. A true and correct list of all Permits held by Gravitas is set forth in Section 4.01(a) of the Gravitas Disclosure Schedule.

(b)            Gravitas has all requisite power and authority to execute and deliver this Agreement and the other agreements, documents, instruments, and certificates required to be executed and delivered by Gravitas pursuant to Sections 2.08 and 8.02 of this Agreement (collectively with this Agreement, the “Transaction Agreements”), and to perform its respective obligations thereunder.

(c)             Each Transaction Agreement to which Gravitas is a party constitutes (or will upon execution at the Closing constitute) the legally binding obligation of Gravitas, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and excluding any United States federal law to the extent such federal law or treaty would be violated, or protections under such law would be unavailable to a party, as a result of operating or owning a state licensed cannabis business in compliance with Nevada law. The execution, delivery and performance of the Transaction Agreements by Gravitas, and the consummation of the transactions contemplated thereby, have been duly and validly authorized by all requisite action of Gravitas and do not and will not: (a) violate any provision of applicable Law; (b) contravene, conflict with, or result in a violation of: (i) any provision of the organizational documents of Gravitas; or (ii) any resolution adopted by Gravitas’ managers or members; or (c) conflict with, result in the termination of any provisions of, constitute a default under, accelerate any obligations arising under, trigger any payment under, result in the creation of any Encumbrance pursuant to, or otherwise adversely affect, the rights of Gravitas under any of the Material Contracts to which Gravitas is a party or by which any of its assets is bound, in each case with or without the giving of notice, the passage of time or both.

Section 4.02          Capitalization.

(a)            All of the issued and outstanding ownership interests in Gravitas are owned of record by Sellers.

(b)            Section 4.02(b) of the Disclosure Schedule set forth, for Gravitas and for each Seller, whether such company is a member-managed or manager-managed LLC, and, with respect to manager-managed LLCs, the name of each manager.

(c)            Except as set forth in Section 4.02(c) of the Gravitas Disclosure Schedules, there are (i) no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the securities of or an equity interest in Gravitas or obligating Gravitas to issue or sell any securities., or any other interest, in Gravitas, (ii) except for the Operating Agreement, no voting agreements or voting trusts, operating agreements, proxies or other agreements between or among any Person or Persons relating to Gravitas or the securities or ownership interests of Gravitas, (iii) no other rights, agreements, arrangements or commitments relating to the securities of Gravitas to which Gravitas is a party, or by which Gravitas is bound, obligating Gravitas to repurchase, redeem, retire or otherwise acquire any securities of Gravitas, or any other interest in, Gravitas, and (iv) no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Gravitas.

Section 4.03          No Subsidiaries. Gravitas does not own, or have any interest in, any shares, limited liability units or other equity interests in any other Person, nor does Gravitas have an ownership interest in any other Person.

Section 4.04          No Conflicts; Consents. The execution, delivery and performance by Gravitas of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the organizational documents of Gravitas; (b) violate or conflict with any Law, Order or Permit applicable to Gravitas; or (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any Material Contract or Permit or other instrument to which Gravitas is a party. Except as disclosed in Section 4.04 of the Gravitas Disclosure Schedules, no notice, consent, approval, waiver or authorization is required to be obtained by Gravitas from any person or entity (including any Governmental Authority) in connection with the execution, delivery and performance by Gravitas of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.05          Litigation. Except as set forth in Section 4.05 of the Gravitas Disclosure Schedule, there is no Action pending or to Sellers’ knowledge, currently threatened (i) against Gravitas or any of its officers, directors, members, employees or consultants arising out of their relationship with Gravitas; or (ii) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. There is no action, suit, proceeding or investigation by Gravitas pending or which Gravitas intends to initiate.

Section 4.06          Intellectual Property.

(a)            Section 4.06(a) of the Gravitas Disclosure Schedule lists (i) all registered Gravitas Intellectual Property and (ii) all material unregistered Gravitas Intellectual Property. Except as disclosed in Section 4.06 of the Gravitas Disclosure Schedule, Gravitas owns the entire right, title and interest in, to and under, or has a valid license to use, the Gravitas Intellectual Property, free and clear of any Encumbrances. All trademarks that are included in Gravitas Intellectual Property and that have been registered with the United States Patent and Trademark Office and all copyrights that are included in Gravitas Intellectual Property and that have been registered with the United States Copyright Office are currently in compliance with all Laws, are valid and enforceable. Each member, manager, employee and consultant of Gravitas has assigned to Gravitas all intellectual property rights he or she owns that are related to the Business.

(b)            Section 4.06(b) of the Gravitas Disclosure Schedule contains a complete list and description of all of the Products of the Business. Gravitas owns all right, title and interest in and to, or has the right to use pursuant to a valid and enforceable Contract, all Gravitas Intellectual Property used, necessary or useful to manufacture, advertise, distribute and sell the Products and to otherwise fully conduct the Business, including without limitation, all proprietary recipes, formulas, manufacturing processes, packaging, labeling, trademarks, tradenames and copyrights, and that, except as specifically disclosed in Section 4.06(b) of the Gravitas Disclosure Schedule, none of such Products or recipes, formulas, manufacturing processes, packaging, labeling, trademarks, tradenames or copyrights have been licensed or provided for the use of any third party.

(c)            Section 4.06(c) of the Gravitas Disclosure Schedule identifies each item of intellectual property that any third party owns and that Gravitas uses pursuant to license, sublicense, agreement, covenant not to sue, or permission (an “IP License”). Gravitas has delivered to Buyer correct and complete copies of all such IP Licenses. Each of the IP Licenses is legal, valid, binding, enforceable, and in full force and effect in all material respects. No party to any IP License is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder. No party to any of the IP Licenses has repudiated any material provision thereof. Gravitas has not granted any license or other rights (contractual or otherwise) that would entitle a third party to copy, distribute or use any Gravitas Intellectual Property in any manner

(d)            No proceeding is pending or, to the Sellers’ knowledge, threatened asserting the invalidity or misuse of, challenging Gravitas’ rights in, or otherwise opposing any rights of Gravitas with respect to Gravitas Intellectual Property, and to the Sellers’ knowledge there is no reasonable basis for such a claim. Gravitas has not received notice of any conflict with the asserted rights of any third party with respect to any Gravitas Intellectual Property. To the Sellers’ knowledge, the conduct of the Business and Gravitas’ use of Gravitas Intellectual Property has not infringed upon, misappropriated or violated and does not infringe upon, misappropriate or violate the rights of any third party. To the Sellers’ knowledge, no rights of Gravitas with respect to Gravitas Intellectual Property have been infringed upon, misappropriated or violated by any third party. To the Sellers’ knowledge, no information of Gravitas regarded as confidential or proprietary has been disclosed to a third party, other than pursuant to a valid and binding confidentiality agreement.

(e)            To the extent that any Gravitas Intellectual Property has been developed or created independently or jointly by any Person other than Gravitas, such other Person has delivered to Gravitas a duly executed and valid written assignment transferring to Gravitas ownership of all of such Person’s rights in and to all Intellectual Property in the developed work. Section 4.06(e) of the Gravitas Disclosure Schedule sets forth an accurate and complete list of each Person other than Gravitas who has developed or created independently or jointly any Gravitas Intellectual Property.

(f)            None of the software used in the Business is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license, such as the GNU’s General Public License or Lesser/Library GPL, the Artistic License (e.g., PERL), the Mozilla Public License, the Netscape Public License, the Sun Community Source License (SCSL) or the Sun Industry Standards License (SISL)), that requires or could require or conditions or could condition the use or distribution of such software on the disclosure, licensing, or distribution of any source code for any portion of such software or that otherwise imposes or could impose any limitation, restriction, or condition on the right or ability of Gravitas to use or distribute such software.

(g)            Gravitas is not currently using, nor will it be necessary for Buyer from and after the Closing Date to use: (A) any inventions or other Intellectual Property rights of any of Gravitas’ past or present officers, employees or contractors made prior to or outside the scope of their employment or engagement with Gravitas; (B) any inventions or other Intellectual Property rights of any of Gravitas’ past or present directors, shareholders or agents; or (C) any confidential information or trade secrets of any former employer of any such Person.

Section 4.07          Material Contracts. Except as set forth in Section 4.07 of the Gravitas Disclosure Schedules, there are no Contracts to which Gravitas is a party or by which it is bound (each, a “Material Contract”) that involve (i) obligations (contingent or otherwise) of, or payments to, Gravitas in excess of $10,000, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from Gravitas, (iii) indemnification by Gravitas with respect to any person outside the ordinary course of business, (iv) limitations on the ability of Gravitas to compete in any line of business or with any Person or in any geographic area or during any period of time; (v) Gravitas, on one hand, and any officer, director, Seller or Key Personnel, on the other hand; (vi) requires Gravitas to purchase minimum quantities (or pay any amount for failure to purchase any specific quantities) of goods or services, or contains “most favored customer” or similar pricing arrangements; (vii) provides for a partnership, joint venture, teaming or similar arrangement pursuant to which Gravitas shares in the profits or losses of any business with any other Person or is jointly liable with any other Person; (viii) pursuant to which Gravitas is (a) a lessee or sublessee of or holds, occupies or operates, any real property, (b) a lessor or sublessor of, or makes available for use, occupancy or operation by any Person, any real property or (c) a lessee or sublessee of any personal property; (ix) creates an Encumbrance on any Gravitas Assets or evidences any Indebtedness, or (x) extends for a term of more than 12 months from the Closing Date (unless terminable by Gravitas without payment or penalty upon no more than 60 days’ notice). Each Material Contract is valid and binding on Gravitas in accordance with its terms and is in full force and effect. Neither Gravitas nor, to Seller’s knowledge, any other party thereto, is in material breach of or default under (or is alleged to be in breach of or default under) or to Seller’s knowledge has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof, would require additional guarantors thereof, or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Buyer has been supplied with a correct and complete copy of each Material Contract.

Section 4.08          Interests in Clients, Suppliers, Etc.; Affiliated Transactions.

(a)            Except as set forth in Section 4.08(a) of the Gravitas Disclosure Schedule, other than standard employee benefits generally made available to all employees, (i) there are no Contracts or Liabilities between Gravitas on the one hand, and either (A) a Seller or any Affiliate of a Seller, or (B) any other Affiliate of Gravitas, on the other hand, (ii) neither Sellers, any Affiliate of Sellers nor any officer of Gravitas possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person which is a client, supplier, customer, lessor, lessee, or competitor of Gravitas, and (iii) neither Sellers nor any Affiliate of a Seller is a guarantor of any liabilities or obligations of Gravitas. Ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934, as amended, of 1% or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 4.08.

(b)            Section 4.08(b) of the Gravitas Disclosure sets forth a description of any Contract that grants any Seller or Affiliate of a Seller any rights to any Products, Gravitas Intellectual Property, Gravitas Assets or other property of Gravitas.

Section 4.09          Property and Assets.

(a)            Gravitas owns, free and clear of all Encumbrances, all right, title and interest in and to the assets, properties and rights of every kind and description, real, personal and mixed, tangible and intangible, wherever situated which are used or useful in the conduct of the Business of Gravitas (the “Gravitas Assets”), including, without limitation, the following: (i) all equipment, machinery, trucks, automobiles, materials, supplies, office furniture and office equipment, computers and telecommunications equipment and devices, and other tangible personal property used in the Business; (ii) all leases and agreements of Gravitas, including those specifically identified within the Gravitas Disclosure Schedules; (iii) all customer lists, sales data, brochures, suppliers, names, mailing lists, art work, photographs and sales and marketing materials; (iv) all Permits, licenses (including the Cannabis Licenses), registrations, Orders and approvals relating to the Business; (v) all trade secrets, secret processes and procedures, engineering, production, assembly, design, installation, other technical drawings and specifications, working notes and memos, market studies, consultants’ reports, technical and laboratory data, engineering prototypes; (vi) all Gravitas Intellectual Property used, necessary or useful to manufacture, advertise, distribute and sell the Products and to otherwise fully conduct the Business, including without limitation, all proprietary recipes, formulas, manufacturing processes, packaging and labeling; (vii) all patents, trademarks, trademark registrations, trade names, service marks, copyrights and copyright registrations; (viii) corporate minute books and stock books; (iv) all records of Gravitas; (x) all Inventory, accounts receivable and other assets reflected on the Interim Financial Statements; (xi) all computer applications software, owned or licensed, whether for general business usage (e.g., accounting, word processing, graphics, spreadsheet analysis, etc.) or specific, unique-to-the-business usage (e.g., order processing, manufacturing, process control, shipping, etc.) and all computer operating, security or programming software, owned or licensed by Gravitas; (xii) any insurance policies maintained by Gravitas; (xiii) cash and cash equivalents on hand or in bank accounts; (xiv) assets constituting any pension or other funds for the benefit of the employees of Gravitas; (xv) any claims and rights against third parties; (xvi) claims for refunds of Taxes and other governmental charges to the extent such funds relate to periods ending on or prior to Closing date; and (xvii) all other assets (including all causes of action, rights of action, contract rights and warranty and product liability claims against third parties, all telephone numbers, telecopier numbers, websites, domain names, and email addresses) relating to Gravitas Assets or the Business, regardless of whether any value is ascribed thereto in Gravitas’ Financial Statements. To the extent that any Gravitas Assets are owned by any Affiliate of Gravitas or any Seller, such Gravitas Assets shall be transferred to Gravitas prior to Closing.

(b)            Gravitas does not own, and has never owned, any Real Property.

(c)            Gravitas operates one dispensary facility on Real Property leased from an unrelated third party, and one cultivation facility and one production facility on Real Property leased from an unrelated third party. The address of such facilities, the name of the third-party lessors and the primary terms of each lease are set forth on Section 4.09 of the Gravitas Disclosure Schedule. True, correct and complete copies of each such lease and any amendments, extensions and renewals thereof (the “Leases”) have heretofore been delivered by Gravitas to the Buyer. Gravitas enjoys quiet and undisturbed possession under the Leases. Gravitas’ interest in the Leases is free and clear of any Encumbrances, is not subject to any deeds of trust, assignments, subleases or rights of any third parties created by Gravitas, other than the lessor thereof. The Leases are valid and binding and in full force and effect, and Gravitas is not in default thereunder as to the payment of rent or otherwise, and the consummation of the transactions contemplated by this Agreement will not constitute an event of default under the Leases and the continuation, validity and effectiveness of the Leases will not be adversely affected by the transactions contemplated by this Agreement. Except as set forth in Section 4.09 of the Gravitas Disclosure Schedule, the consent of the lessor to the Leases is not required in connection with the transactions contemplated by this Agreement. The use and operation of the Real Property in the conduct of Gravitas’ Business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than Gravitas. No landlord under any of the Leases is in default of such party’s obligations under the respective Leases, Gravitas has not received any notice from the landlord under any of the Leases that such landlord is negotiating or has entered into an agreement to sell the respective leased Real Property, and the leased Real Property is not subject to any pending or threatened condemnation or eminent domain actions.

(d)            Each item of personal property that constitutes Gravitas Assets is free from any material defects, has been maintained in all material respects in accordance with normal industry practice, is in an operating condition and repair (subject to normal wear and tear) adequate and suitable for the purposes for which such asset and property is presently used. The property and assets of Gravitas are sufficient for Gravitas to continue to conduct the Business after the Closing in substantially the same manner as heretofore conducted by Gravitas and in accordance with all applicable Laws.

Section 4.10          Financial Statements; Financial Matters. Attached in Section 4.10 of the Gravitas Disclosure Schedules are copies of Gravitas’ unaudited financial statements consisting of the balance sheet of Gravitas as at December 31 in each of the years 2015, 2016 and 2017, and the related statements of operations, comprehensive income, changes in members’ equity and cash flows for the years then ended (the “Unaudited Financial Statements”), and unaudited financial statements consisting of the balance sheet of Gravitas as at December 31, 2018 and the related statements of operations, comprehensive income, changes in members’ equity and cash flows for the twelve-(12)-month period then ended (the “Interim Financial Statements” and together with the Unaudited Financial Statements, collectively, the “Financial Statements”). The balance sheet of Gravitas as of December 31, 2018 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. The term “Interim Financial Statements” shall also include any updates to the Financial Statements delivered by Gravitas to Buyer pursuant to Section 7.03(b)(i). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes. The Financial Statements fairly present in all material respects the financial condition of Gravitas as of the respective dates they were prepared and the results of the operations of Gravitas for the periods indicated. Gravitas has had no disagreement with its accountants relating to the Financial Statements. Gravitas does not have any long-term or short-term debt except as set forth in Section 4.10 of the Gravitas Disclosure Schedules.

Section 4.11          Personnel Matters.

(a)            Section 4.11(a) of the Gravitas Disclosure Schedules contains a correct and complete list of the employees and independent contractors of Gravitas as of the date hereof, including each such person’s name, job title or function, and job location; whether such person is subject to an employment agreement or consulting agreement; a true, correct and complete listing of his or her current salary or wage payable by Gravitas, including any bonus, contingent or deferred compensation payable to such person; the total compensation paid by Gravitas to each such person for the fiscal years ending December 31, 2015, 2016 and 2017, including any bonus, contingent or deferred compensation; the amount of accrued but unused vacation time; and his or her current status (as to leave or disability status, employee or independent contractor, full time or part time, and exempt or nonexempt). Gravitas is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it or amounts required to be reimbursed to such employees, consultants or independent contractors. Gravitas has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining. Gravitas has withheld and paid to the appropriate governmental entity or are holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of Gravitas and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(b)            Gravitas has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of the Employee Retirement Income Security Act of 1974, as amended, and has complied in all material respects with all applicable laws for any such employee benefit plan.

(c)            All individuals presently characterized and treated by Gravitas as independent contractors or consultants are properly characterized as independent contractors under all applicable laws. All employees of Gravitas presently classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are reasonably classified as such by Gravitas.

(d)            Except as set forth in Section 4.11(d) of the Gravitas Disclosure Schedules, to the Sellers’ knowledge, no Key Personnel of Gravitas has any plans to terminate employment or relationship with Gravitas.

(e)            Except as set forth in Section 4.11(e) of the Disclosure Schedule, Gravitas is not a party or threatened to be made a party to any action, suit, proceeding, hearing, or investigation brought by or on behalf of any employee, former employee, independent contractor, or former independent contractor of Gravitas, or current or former service provider without regard to its compensation, including but not limited to any of the following: (i) wrongful termination, (ii) breach of employment agreement, (iii) unpaid wages or hours, (iv) workplace harassment or discrimination, (v) workers’ compensation, (vi) unemployment insurance, or (vii) any investigation or enforcement action brought or threatened to be brought by the United States Department of Labor or any similar state or local agency.

(f)            Gravitas is not subject to any labor union or collective bargaining agreement and no such agreement is currently being negotiated by or involving Gravitas. Gravitas does not have (i) any unfair labor practice charge or complaint against it in respect of its business that is pending or threatened before the National Labor Relations Board, any state labor relations board or any court or tribunal, (ii) any material labor relations problems, including any material grievances, strikes, lockouts, disputes, request for representations, union organization activities (including but not limited to union organization campaigns or requests for representation), slowdowns or stoppages pending, threatened or anticipated in respect of its business and there have been no strikes, lockouts, disputes, union organization activities (including but not limited to union organization campaigns or requests for representation), slowdowns or stoppages, and (iii) any pending, threatened or anticipated actions, arbitrations, administrative proceedings, charges, complaints or investigations that involve the labor or employment relations of Gravitas, including but not limited to, issues relating to employment discrimination, wage and hour and occupational health and safety.

(g)            Except as set forth in Section 4.11(g) of the Disclosure Schedule, Gravitas has never classified, compensated or considered any person who provided services to it as a volunteer. No employee, contractor, or individual who provided services to Gravitas was compensated with Inventory or in any form except cash and Gravitas securities. Neither Gravitas nor any Affiliate accepted donated services or labor. For the purposes of this Section 4.11(g), the term “Affiliate” is deemed to include any predecessor business or entity.

Section 4.12          Tax Matters. Except as set forth in Section 4.12 of the Gravitas Disclosure Schedules:

(a)            All Tax Returns that are required to be filed by Gravitas on or before the Closing Date have been timely filed, and all such Tax Returns are true, correct and complete in all material respects. Gravitas has paid all Taxes that are due and payable on or before the Closing Date, whether or not shown on any Tax Return. The unpaid Taxes of Gravitas do not exceed the reserve for Taxes set forth in the Interim Financial Statements (without regard to any reserve for deferred Taxes established to reflect timing differences between book and Tax income). Gravitas is not currently the beneficiary of any extension of time within which to file any Tax Return. Gravitas has not failed to remit taxes as required under applicable Law in Nevada.

(b)            No claim has ever been made by an authority in a jurisdiction where Gravitas does not file Tax Returns that Gravitas is or may be subject to taxation by that jurisdiction. There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon any of the assets of Gravitas.

(c)            Gravitas has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, or other third party.

(d)            Except as set forth in Section 4.12(d) of the Gravitas Disclosure Schedule, no audits, examinations or administrative or legal proceedings relating to any Tax liabilities of Gravitas are pending or being conducted. Gravitas has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where Gravitas has not filed Tax Returns) any (i) written inquiry or notice indicating an intent to open an audit or other review with respect to any Tax liabilities of Gravitas, or (ii) written notice of deficiency or proposed adjustment for any Tax liabilities of Gravitas. To the Sellers’ knowledge, there are no threatened audits or proposed deficiencies or other claims for unpaid Taxes of Gravitas.

(e)            Gravitas has complied, in all respects, with Code Section 280E and has not taken a deduction or credit for any expenditures to the extent prohibited by Code Section 280E. Gravitas has complied with IRS Chief Counsel Advice 201504011.

(f)             Gravitas has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(g)            Gravitas is not a party to and does not have any liability under any Tax sharing or Tax indemnification agreement, and Gravitas is not otherwise obligated to indemnify another Person for any Taxes, or otherwise pay another Person’s Taxes, either contractually or otherwise. Gravitas does not have any liability for any Taxes of another Person as transferee under any applicable Law, including but not limited to under Code Section 6901.

(h)            Gravitas has disclosed on its federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income Tax, within the meaning of Section 6662 of the Code, and Gravitas has not participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(i)             Gravitas has always been classified as a Subchapter C corporation under all applicable Tax Laws.

(j)             Gravitas has never been a party to any joint venture, partnership or other agreement, arrangement or Contract that is treated as a partnership for U.S. federal income Tax purposes.

(k)            No power of attorney has been executed by or on behalf of Gravitas with respect to any matters relating to Taxes that is currently in force.

(l)             Gravitas has never had a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, or ever had any of its employees or agents conduct any business in any country other than the United States.

(m)           Gravitas has never applied for any ruling relating to Taxes from any Governmental Authority, or entered into any closing agreement with any Governmental Authority.

(n)            Gravitas has never made nor, to the knowledge of Gravitas, is Gravitas required to make, any adjustment under Code Section 481(a) or file Internal Revenue Service Form 3115 by reason of a change in accounting method or otherwise, or (ii) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period or Post-Closing Straddle Period, in each case as a result of any (w) closing agreement described in IRC Section 7121 or any similar Law relating to state, local or foreign Taxes, (x) installment sale or open transaction disposition made on or before the Closing Date, and (y) prepaid amount received on or prior to the Closing Date.

(o)            Gravitas is in compliance with all applicable “unclaimed funds” and “escheat” Laws.

(p)            Section 4.12(p) of the Gravitas Disclosure Schedules list all federal, state, local, and non-U.S. income Tax Returns filed with respect to Gravitas for taxable periods ended on or after December 31, 2014, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Gravitas has delivered to Buyer true, correct and complete copies of all federal, state, local, and non-U.S. Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Gravitas filed or received since December 31, 2014.

(q)            Gravitas is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any ‘‘excess parachute payment’’ within the meaning of Code §280G (or any corresponding provision of state, local, or non-U.S. Tax Law) or (ii) any amount that will not be fully deductible as a result of Code §162(m) (or any corresponding provision of state, local, or non-U.S. Tax Law). Gravitas has not been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). Gravitas has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. Gravitas is not a party to or bound by any Tax allocation or sharing agreement. Gravitas (A) has not been a member of an affiliated group filing a consolidated federal income Tax Return or (B) has no Liability for the Taxes of any Person under Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(r)             Section 4.12(r) of the Gravitas Disclosure Schedule sets forth the following information with respect to Gravitas as of the most recent practicable date: (A) the basis of Gravitas in its assets; (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax credit, or excess charitable contribution allocable to Gravitas; and (C) the amount of any deferred gain or loss allocable to Gravitas arising out of any intercompany transaction.

(s)            Gravitas will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)             change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)            use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(iii)           “closing agreement’’ as described in Code §7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed on or prior to the Closing Date;

(iv)           intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law);

(v)            installment sale or open transaction disposition made on or prior to the Closing Date;

(vi)           prepaid amount received on or prior to the Closing Date; or

(vii)          election under Code §108(i).

(t)             Gravitas has not distributed stock of another Person, or had the Gravitas Units distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

(u)            Gravitas (A) is not a ‘‘controlled foreign corporation’’ as defined in Code §957, (B) is not a ‘‘passive foreign investment company’’ within the meaning of Code §1297, or (C) does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized.

(v)            Gravitas has not received any letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority).

Section 4.13          Insurance. Section 4.13 of the Gravitas Disclosure Schedules contains a correct and complete description of each insurance policy maintained by or which covers Gravitas with respect to its properties, assets, employees and business, and each such policy is in full force and effect, all premiums thereon have been paid, and Gravitas is otherwise in compliance in all material respects with the terms and provisions of each such policy. Gravitas is not in default with respect to its obligations under any insurance policy it maintains, and Gravitas has never been denied insurance coverage. Gravitas has no self-insurance or co-insurance programs. Such policies, with respect to their amounts and types of coverage, are adequate to insure fully against risks to which Gravitas and its property and assets are normally exposed in the operation of its business. Section 4.13 of the Gravitas Disclosure Schedules also sets forth a list of all pending claims and the claims history for Gravitas since the date of formation of Gravitas (including with respect to insurance obtained but not currently maintained).

Section 4.14          Absence of Undisclosed Liabilities. Except as set forth in Section 4.14 of the Gravitas Disclosure Schedules, Gravitas does not have any obligation or Liability, whether absolute, accrued, contingent or otherwise, except for (i) Liabilities that are reflected or reserved against on the Balance Sheet or specifically disclosed in the footnotes thereto, (ii) Liabilities which have arisen after the date of the Balance Sheet Date in the ordinary course of business (none of which is a Liability resulting from breach of contract, breach of warranty, tort, infringement, claim, lawsuit, violation of Law or environmental liability or clean-up obligation), and that are not, individually or in the aggregate, material.

Section 4.15          Accounts Payable and Receivable; Solvency.

(a)            Except as set forth in Section 4.15 of the Gravitas Disclosure Schedules, the amount of all accounts receivable, unbilled invoices and other debts due or recorded in the respective records and books of account of Gravitas as being due to Gravitas (i) as of the date hereof (less the amount of any provision or reserve therefor made in the Balance Sheet) are good, valid and collectible in full in the ordinary course of business and in any event not later than ninety (90) days after the date thereof; and none of such accounts receivable or other debts is subject to any counterclaim or set-off except to the extent of any such provision or reserve, and (ii) as of the Closing Date (less the amount of any provision or reserve therefor made in the Balance Sheet) shall be good, valid and collectible in full in the ordinary course of business and in any event not later than ninety (90) days after the Closing Date; and none of such accounts receivable or other debts at the Closing Date shall be, subject to any counterclaim or set-off except to the extent of any such provision or reserve. There has been no material adverse change since the Balance Sheet Date in the amount of accounts receivable or other debts due Gravitas or the allowances with respect thereto, or accounts payable of Gravitas, from that reflected in the Balance Sheet.

(b)            No petition under the U.S. Bankruptcy Code or any other bankruptcy Laws has been filed against any Seller, Gravitas or any of their respective Affiliates in the last seven (7) years, and the Sellers have no knowledge of any Person contemplating the filing of any such petition against Sellers, Gravitas or any of their respective Affiliates. Gravitas has never made an assignment for the benefit of creditors or made any voluntary filing or otherwise taken advantage of any bankruptcy Law for relief as a debtor. Neither the Sellers nor Gravitas are contemplating making any assignment for the benefit of creditors or any making any filing or otherwise taking any action to take advantage of, or with a view to making a filing under or taking advantage of, any bankruptcy Law for relief as a debtor.

Section 4.16          Inventory. All Inventory, whether reflected on the Estimated Working Capital Statement or subsequently acquired, is of a quality and quantity usable and salable, in the ordinary course of business consistent with past practice, except for obsolete items, items of below standard quality, or non-compliant items, all of which have been written off or written down to net realizable value in the balance sheet and as reflected in the Estimated Working Capital Statement as of the Closing Date, or a reserve for such inventory has been established. All Inventory is owned by Gravitas free and clear of all Encumbrances, and no inventory is held on a consignment basis. The inventory reserves reflected on the Estimated Working Capital Statement was adequate as of the date of the Estimated Working Capital Statement. Since the date of the Estimated Working Capital Statement, there have not been any write-downs of the value of, or establishment of any reserves against, any inventory, except for write-downs and reserves established in the ordinary course of business, in good faith and consistent with past practice and experience. All inventories not written off have been priced at the lower of cost or market on the last in, first out basis. All Inventory is owned by Gravitas free and clear of all Encumbrances and no Inventory is held on a consignment basis.

Section 4.17          Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth in Section 4.17 of the Gravitas Disclosure Schedules, since the Balance Sheet Date, and other than in the ordinary course of business, there has not been, with respect to Gravitas, any:

(a)            event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)            amendment of the organizational documents of Gravitas;

(c)            split, combination or reclassification of any membership interests in Gravitas;

(d)            issuance, sale or other disposition of, or creation of any Encumbrance on, any ownership interests in Gravitas, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any ownership interests in Gravitas;

(e)            declaration or payment of any distributions on or in respect of any ownership interests in Gravitas or redemption, purchase or acquisition of any of Gravitas’ outstanding ownership interests;

(f)             material change in any method of accounting or accounting practice of Gravitas, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)            entry into any Contract that would constitute a Material Contract;

(h)            incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(i)             transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(j)             transfer or assignment of or grant of any license or sublicense under or with respect to any Gravitas Intellectual Property;

(k)            abandonment or lapse of or failure to maintain in full force and effect any registration of Gravitas Intellectual Property, or failure to take or maintain reasonable measures to protect the confidentiality or value of any trade secrets included in Gravitas Intellectual Property;

(l)             abandonment or lapse of or failure to maintain in full force and effect any Permit or license from any Governmental Authority;

(m)           default, breach or violation of any Permit, or notice of the same from any Governmental Authority;

(n)            material damage, destruction or loss (whether or not covered by insurance) to any Gravitas Assets;

(o)            any capital investment in, or any loan to, any other Person;

(p)            acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which Gravitas is a party or by which it is bound;

(q)            any material capital expenditures;

(r)             imposition of any Encumbrance upon any of Gravitas’ properties or assets, tangible or intangible;

(s)            (i) grant of any bonuses, whether monetary or otherwise, or changes in any wages, salary, severance, pension, vacation, incentives, trading arrangements or policies or other compensation or benefits in respect of its current or former employees, officers, managers, independent contractors or consultants, other than as required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees that results in any increase in liabilities or costs to Gravitas, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, manager, independent contractor or consultant;

(t)             adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, manager, independent contractor or consultant, (ii) benefit plan or (iii) collective bargaining or other agreement with a union, in each case whether written or oral;

(u)            any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its members or current or former managers, officers and employees;

(v)            entry into a new line of business or abandonment or discontinuance of existing lines of business;

(w)           adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(x)            purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $15,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(y)            acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other equity of, or by any other manner, any business or any Person or any division thereof; or

(z)            any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.18          Compliance with Laws; Permits.

(a)            Except as set forth in Section 4.18(a) of the Gravitas Disclosure Schedules, Gravitas has complied and is in compliance in all material respects with all applicable Laws and Orders. Except as set forth in Section 4.18(a) of the Gravitas Disclosure Schedules, no notices have been received by, and no claims have been filed against, Gravitas alleging a violation of any such Laws or Orders, and, to the Sellers’ knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time or both) may constitute or result in a violation by Gravitas of, or a failure on the part of Gravitas to comply with, any Laws or Orders.

(b)            Except as set forth in Section 4.18(b) of the Gravitas Disclosure Schedules, Gravitas holds all Permits, including the Cannabis Licenses, required for the lawful conduct of its business, as presently conducted, or necessary for the lawful ownership and/or lease of its properties and assets or the operation of its business as presently conducted. Except as set forth in Section 4.18(b) of the Gravitas Disclosure Schedules, no notices have been received by Gravitas alleging the failure to hold any Permit from any Government Authority. All such Permits are in full force and effect. Except as set forth in Section 4.18 of the Gravitas Disclosure Schedules, Gravitas is in compliance in all material respects with all terms and conditions of all such Permits and is not subject to any Action with respect to those Permits. Except as set forth in Section 4.18(b) of the Gravitas Disclosure Schedules, all of such Permits will be available for use by Gravitas immediately after the Closing based upon the pre-approval of the appropriate Governmental Authority responsible for such approval. Except as set forth in Section 4.18(b) of the Gravitas Disclosure Schedules, each such Permit can be renewed or transferred in the ordinary course of business by Gravitas. Any applications for the renewal of any such Permit which are due prior to the Closing Date shall be timely made or filed by Gravitas prior to the Closing Date. Any applications for the transfer of any such Permit which are due prior to the Closing Date shall be timely made or filed by Gravitas prior to the Closing Date. No proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit is pending or threatened and neither Gravitas nor any of the Sellers know of any valid basis for such proceeding, including the transactions contemplated hereby.

(c)            Except as set forth in Section 4.18(c) of the Gravitas Disclosure Schedules, Buyer has been supplied with a correct and complete copy of each Permit of Governmental Authorities obtained or possessed by Gravitas.

(d)            Gravitas has duly and timely filed and complied with all applicable Laws relating to reports, certifications, declarations, statements, information or other filings submitted or to be submitted to any Governmental Authority, and all such submissions or filings were true and complete when submitted or filed and, to the extent required by an applicable Laws, have been updated properly and completely.

(e)            Neither Gravitas nor, to the Sellers’ knowledge, any director, officer, employee, agent or other Person acting or purporting to act on behalf of Gravitas in connection with the Business has directly or indirectly (i) given or agreed to give any bribe, kickback, or other illegal payment from corporate funds; (ii) used any of its funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (iii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from its funds; (iv) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; (v) established or maintained any unrecorded fund or asset; (vi) concealed or mischaracterized an illegal or unauthorized payment or receipt; (vii) knowingly made a false entry in the business records; or (viii) committed or participated in any act which is illegal or could subject Gravitas, Buyer or Parent to fines, penalties or other sanctions under Applicable Law.

(f)            Gravitas has in place the policies, programs and procedures reasonably necessary and advisable for its operations regarding (i) security, surveillance and anti-diversion for any facility at which Gravitas has or intends to have a cultivation, production or dispensary facility, (ii) the storage and disposal of fertilizers, herbicides and pesticides used and stored at each location currently or formerly owned or leased by Gravitas for a cultivation, production or dispensary facility, (iii) the transportation of cannabis, cannabis infused products/by-products and/or cash to or from any of Gravitas’ cultivation, production or dispensary facilities, and (iv) the storage and disposal of cannabis and cannabis infused products and byproducts, and such policies, programs and procedures comply with all applicable regulatory requirements.

Section 4.19          Books and Records. The minute book of Gravitas contains accurate records of all meetings of, and company action taken by (including action taken by written consent) the managers or members of Gravitas. The books and records of Gravitas, true, correct and complete copies of which have been made available to Buyer, (a) have been kept in the ordinary course of business, (b) are complete and correct in all material respects, (c) the transactions entered or reflected therein represent bona fide transactions, and (d) there have been no transactions involving Gravitas that properly should have been set forth therein and that have not been accurately so set forth. Gravitas does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Gravitas.

Section 4.20       Product Liability.

(a)         Except as set forth in Section 4.20 of the Gravitas Disclosure Schedule, (i) there is no notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation of a civil, criminal or administrative nature by or before any court or other governmental authority against or involving any Product, or class of claims or lawsuits involving a Product manufactured, produced, distributed or sold by or on behalf of the Business which is pending or, to Seller’s knowledge, threatened, on behalf of the purchaser of any Product, resulting from an alleged defect in any Product manufactured, produced, distributed or sold by or on behalf of the Business (each such defect, failure or breach, a “Product Claim”), and (ii) there has not been, nor is there under consideration or investigation by the Business, any Product recall or post-sale warning (collectively, such recalls and post-sale warnings are referred to as “Recalls”) conducted by or on behalf of the Business concerning any Product manufactured, produced, distributed or sold by or on behalf of the Business or, to the knowledge of Seller, any Recall conducted by or on behalf of any entity as a result of any alleged defect in any Product supplied by the Business.

(b)         All Gravitas Products have been produced, packaged and labelled in accordance with all applicable Laws, regulations and standards. All Gravitas Products will be of premium quality, fit for the intended use and human consumption, merchantable and of good quality, not adulterated or misbranded, and free of any defects. No Gravitas Products will be cultivated or produced with, or contain any pesticides in violation of applicable Law, including NRS 586.550.

Section 4.21       Environmental Matters. Except as disclosed in Section 4.21 of the Gravitas Disclosure Schedule (i) the Real Property and all buildings and improvements thereon (the “Facilities”) are in material compliance with all Environmental Laws; (ii) Gravitas has all material Permits required for its operations under Environmental Laws and is in material compliance with the terms and conditions of those Permits, (iii) no notices or Actions are pending or, to Gravitas’ or Seller’s knowledge, threatened relating to Hazardous Materials or a violation of any Environmental Laws; (iv) Gravitas has not received any notice (verbal or written) of any non-compliance of the Facilities or of its past or present operations with Environmental Laws; (v) except as set forth in Section 4.21 of the Gravitas Disclosure Schedule, there are no Hazardous Materials present in, on, under any Real Property or migrating through soil, groundwater or surface water from the Real Property or, to Gravitas’ or the Sellers’ knowledge, migrating through soil, groundwater or surface water towards the Property in violation of any Environmental Laws; (vi) all Hazardous Materials and wastes have been disposed of by Gravitas or by any other person in accordance with the requirements of all Environmental Laws; (vii) no methylene chloride or asbestos is contained in or has been used at or released from the Facilities by Gravitas or by any other person in non-compliance with Environmental Laws; (viii) there have been no “spills” of “pollutants” as those terms are defined in the Environmental Protection Act, R.S.O. 1990 c. E.19, for which Gravitas is responsible either as the “owner of the pollutant”, or the “person having control of a pollutant” as defined in the Environmental Protection Act, R.S.O. 1990 c. E.19; (ix) except as set forth in Section 4.21 of the Gravitas Disclosure Schedule, there have not been in the past and are not now, any underground tanks or underground improvements at, on or under any Real Property including without limitation, treatment or storage tanks, sumps, or water, gas or oil wells; (x) there are no polychlorinated biphenyls (“PCBs”) deposited, stored, disposed of or located on any Real Property or Facilities or any equipment on any Real Property containing PCBs at levels in excess of 50 parts per million; (xi) there is no formaldehyde on any Real Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities.

Section 4.22       Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Gravitas.

Section 4.23       Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Gravitas.

Section 4.24       Data Privacy. Gravitas has complied with and, as presently conducted and as presently proposed to be conducted, are in compliance with, all Data Laws. Gravitas have complied with, and are presently in compliance with, its and their respective policies applicable to data privacy, data security, and/or personal information. No personal information of any individuals has been collected by Gravitas or transferred to third parties in violation of any Data Laws. Gravitas has not experienced any incident in which personal information or other data was or may have been stolen or improperly accessed, and is not aware of any facts suggesting the likelihood of the foregoing, including without limitation, any breach of security or receipt of any notices or complaints from any Person regarding personal information or other data. Gravitas has not received and is not aware of any notices, claims, investigations or proceedings pending, or, to Gravitas’ knowledge, threatened, by state or federal agencies, or private parties involving notice or information to individuals that any personal information held or stored by Gravitas has been compromised, taken, accessed, or misused. All websites related to Gravitas’ business contain privacy notices informing visitors how their personal information will be used, collected, stored, and protected. Gravitas does not store or maintain sensitive personal information except in a manner consistent with published privacy notices and in a manner that provides commercially-acceptable secure storage and protection of such information. No information or data collected or stored by or on behalf of Gravitas has been subject to unauthorized or unlawful access or use. If Gravitas has entered into written agreements with any vendors, service providers or other entities under which Gravitas provides personal information, those agreements require that such vendors, service providers and other entities protect such information in a manner equivalent to the protections that Gravitas is required by law, or pursuant to its published privacy notices, to provide to the individuals involved.

Section 4.25       Disclosure. The representations, warranties and statements made by the Sellers and Gravitas in this Agreement (which includes the Gravitas Disclosure Schedules) do not contain any untrue statement of a material fact or omit to state a material fact necessary to make such statement, in light of the circumstances in which it was made, not misleading. Sellers and Gravitas have not concealed or omitted to disclose to Buyer any fact, event, occurrence, condition or circumstance, or combinations of facts, events, occurrences, conditions or circumstances, that has had or could reasonably be expected to result in a Material Adverse Effect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Buyer and Parent hereby represent and warrant to Sellers that each of the statements contained in this Article V are true and correct as of the date hereof and as of the Closing Date, except as otherwise set forth in written disclosure schedules delivered pursuant to this Article V, copies of which are attached to this Agreement (the “Buyer Disclosure Schedules”).

Section 5.01       Organization and Authority; Enforceability.

(a)         Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder to which it is a party, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder by Buyer and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the documents to be delivered hereunder by Buyer have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the Sellers, Gravitas and Parent) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and excluding any United States federal law to the extent such federal law or treaty would be violated, or protections under such law would be unavailable to a party, as a result of operating or owning a state licensed cannabis business in compliance with Nevada law.

(b)         Parent is incorporated and in good standing under the Business Corporations Act (Ontario). Parent has full power and authority to enter into this Agreement and the documents to be delivered hereunder to which it is a party, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent of this Agreement and the documents to be delivered by Parent hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Parent. This Agreement and the documents to be delivered hereunder by Parent have been duly executed and delivered by Parent, and (assuming due authorization, execution and delivery by the Sellers, Gravitas and Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and excluding any United States federal law to the extent such federal law or treaty would be violated, or protections under such law would be unavailable to a party, as a result of operating or owning a state licensed cannabis business in compliance with Nevada law.

Section 5.02       No Conflicts; Consents.

(a)         The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to Buyer. Except for the board of directors of Buyer, no consent, approval, waiver or authorization is required to be obtained by Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

(b)         The execution, delivery and performance by Parent of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the organizational documents of Parent; or (b) violate or conflict with any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to Parent. Except for the board of directors of Parent, no consent, approval, waiver or authorization is required to be obtained by Parent from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby.

Section 5.03       Issuance of Shares. The Parent Shares have been duly authorized by Parent and, upon issuance in accordance with the terms hereof, and assuming the representations in Section 3.05 and in the Seller Acknowledgment are true and correct, shall be validly issued, fully paid and non-assessable with the holder being entitled to all rights accorded to a holder of Proportionate Voting Shares in the capital of Parent.

Section 5.04       Financial Ability. Buyer will have, and as of the Closing and any such other applicable time that Buyer is required to make payments pursuant to this Agreement, will have, sufficient funding to consummate the transactions contemplated by this Agreement and satisfy all other costs and expenses arising in connection herewith.

Section 5.05       Investment Purpose. Buyer is acquiring Gravitas Units solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that Gravitas Units are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that Gravitas Units may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 5.06       Legal Proceedings. There is no Action pending or, to Buyer or Parent’s knowledge, threatened against or by Buyer or Parent, or any Affiliate of Buyer or Parent, that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 5.07       Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or Parent.

Section 5.08       Disclosure. The representations, warranties and statements made by Buyer and Parent in this Agreement (which includes the Buyer Disclosure Schedules) do not contain any untrue statement of a material fact or omit to state a material fact necessary to make such statement, in light of the circumstances in which it was made, not misleading. Neither Buyer nor Parent has concealed or omitted to disclose to Gravitas and the Sellers any fact, event, occurrence, condition or circumstance, or combinations of facts, events, occurrences, conditions or circumstances, that has had or could reasonably be expected to result in a Buyer and Parent Material Adverse Effect. For purposes of this Section 5.08, a Buyer and Parent Material Adverse Effect means any event, change, development or occurrence that, individually or together with any other event, change, development or occurrence, has had, or reasonably would be expected to have, a material adverse effort on Buyer or Parent’s business, results of operations, properties, assets or conditions (whether financial or otherwise), permits, relations with customers, any material asset, key personnel, or prospects, whether long-term or short-term, whether or not anticipated, except for the effects of changes in the general economy that do not impact the Buyer or Parent disproportionately relative to other Persons of comparable size in the Buyer and Parent’s industry.

Section 5.09       Share Capital. The authorized capital of the Parent consists of (i) an unlimited number of common shares (“Common Shares”); (ii) an unlimited number of proportionate voting shares (“Proportionate Voting Shares”); (iii) an unlimited number of exchangeable shares (“Exchangeable Shares”); and (iv) an unlimited number of preferred shares (“Preferred Shares”). As of January 31, 2019, there were: (i) 42,522,479 Common Shares issued and outstanding; (ii) 8,608,129 options issued and outstanding providing for the issuance of up to 8,608,129 Common Shares; (iii) 1,359,772 warrants to acquire Common Shares issued and outstanding providing for the issuance of up to 1,359,772 Common Shares; (iv) 35,021.529 Proportionate Voting Shares issued and outstanding; (v) 28,636,361 warrants to acquire Proportionate Voting Shares issued and outstanding providing for the issuance of up to 28,636.36 Proportionate Voting Shares; (vi) 38,890,571 Exchangeable Shares issued and outstanding; and (vii) no Preferred Shares issued and outstanding. Except as set forth above, there are no outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, calls, commitments, preemptive or other rights or agreements of any kind that obligate Parent or any of its Affiliates to repurchase, redeem, acquire, issue or sell any shares of capital stock or other securities of Parent or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or that give any Person a right to subscribe for or acquire, any securities of Parent or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

Section 5.10       Reporting Issuer / Disclosure.

(a)         The Parent is a “reporting issuer” or the equivalent thereof in the Canadian Provinces of British Columbia, Alberta and Ontario, is not on the list of reporting issuers in default under applicable Canadian Securities Laws and is not in default of any material requirements of any applicable securities Laws or the rules and regulations of the CSE. No delisting, suspension of trading in or cease trading order with respect to any of its securities and, to the knowledge of the Parent, no inquiry or investigation of any Securities Authority, is pending, in effect or ongoing or threatened. The Common Shares are listed only on the CSE and quoted on the OTCQX ® Best Market and trading of the Common Shares is not currently halted or suspended. No other securities of the Parent or any of its Subsidiaries are listed on any stock exchange. None of the Parent’s Subsidiaries, is subject to any continuous or periodic, or other disclosure requirements under any securities laws in any jurisdiction.

(b)         The Parent has taken no action to cease to be a reporting issuer in British Columbia, Alberta or Ontario, nor has the Parent received notification from any Securities Authority, seeking to revoke the reporting issuer status of the Parent. No delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of the Parent or any of its Subsidiaries is pending, in effect or, to the knowledge of the Parent, has been threatened, or is expected to be implemented or undertaken and the Parent is not subject to any formal or informal review, enquiry, investigation or other proceeding relating to any such order or restriction.

(c)         The Parent has, since January 1, 2018, complied and is in compliance with applicable Canadian Securities Laws and the rules, policies and requirements of the CSE in all material respects. The Parent has timely filed with the Securities Authorities all material forms, reports, schedules, certifications, statements and other documents required to be filed by it under Canadian Securities Laws and where applicable, the rules and policies of the CSE since January 1, 2018. The documents comprising the Parent Disclosure Record complied as filed in all material respects with applicable Canadian Securities Laws and where applicable, the rules and policies of the CSE and did not, as of the date filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required or necessary to make the statements contained therein not misleading in light of the circumstances in which they were made. The Parent has not filed any confidential material change report with the Securities Authorities which at the date hereof remains confidential. There are no outstanding or unresolved comments in comments letters from any Securities Authorities with respect to any of the Parent Disclosure Record and, to the Parent’s knowledge, none of the Parent or any of the Parent Disclosure Record is subject of an ongoing audit, review, comment or investigation by any Securities Authority or the CSE.

ARTICLE VI

TAX MATTERS

Section 6.01       Tax Covenants.

(a)         Without the prior written consent of Buyer, and except as otherwise required by law, neither Seller and, prior to the Closing, neither Gravitas, their Affiliates nor their respective Representatives shall, to the extent it may affect, or relate to, Gravitas, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or Gravitas in respect of any Post-Closing Tax Period. Sellers agree that Buyer is to have no liability for any Tax resulting from any action of Sellers, Gravitas, their Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, Gravitas) against any such Tax or reduction of any Tax asset.

(b)         All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid by Sellers when due. Sellers shall, at Sellers’ own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c)         Sellers are responsible for all Pre-Closing Taxes. Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by Gravitas after the Closing Date with respect to all Pre-Closing Tax Periods (a “Pre-Closing Period Tax Return”). With respect to each Pre-Closing Period Tax Return, Buyer shall permit Sellers to review and comment on each such Pre-Closing Period Tax Return, together with any and all workpapers supporting the creation of the Pre-Closing Period Tax Return, at least 20 days prior to filing and Buyer shall consider, in good faith, the reasonable comments so provided. Sellers shall pay to Buyer its share of all Pre-Closing Taxes as shown on such Pre-Closing Period Tax Returns no less than five Business Days before the due date of such Tax Returns; provided, however, that if the amount of Sellers Pre-Closing Taxes as shown on such Pre-Closing Period Tax Returns is greater than it would have been if Buyer had prepared such Pre-Closing Tax Returns in a manner consistent with the past practices of Gravitas (it shall be deemed consistent with past practices if the differences are required by changes in Law, ordinances, judgments, decrees and orders and governmental rules and regulations that are binding upon Gravitas), then Sellers shall, at the time of filing the Pre-Closing Period Tax Return, be required to pay to Buyer only the difference of: (i) the amount of Pre-Closing Taxes they would have paid had the Pre-Closing Period Tax Return been prepared consistent with the past practices of Gravitas minus; (ii) any prepayments made Gravitas or Sellers (to IRS or other applicable taxing body) for such Pre-Closing Taxes. In the event such prepayments exceed the amount owed to Buyers for Pre-Closing Taxes, the overage amount shall be applied to Working Capital or otherwise settled to Sellers.

(d)         Buyer and Sellers shall cooperate fully, as and to the extent reasonably requested by the other, in connection with the filing any audit, claim for refund, litigation or other administrative or judicial proceeding (a “Contest”) with respect to Pre-Closing Tax Returns. Buyer will have control over any such Contest, through counsel of its own choosing, however, all expenses associated with such Contest shall be reimbursed by the Sellers. Sellers shall also have the right to participate in such Contest through counsel of their choosing at their own expense.

(e)         Upon the final resolution of liability for any Tax due on any Pre-Closing Period Tax Return, including after resolution of any Contest, Sellers shall pay to Buyer any deficiency between the amount already paid by Sellers to Buyer pursuant to Section 6.01(c) above, and the Pre-Closing Taxes of Gravitas shown on such final Pre-Closing Period Tax Returns.

(f)         Any Tax refunds that are received by Gravitas that relates to the Pre-Closing Period Tax Returns (net of any Tax cost and any other cost) shall be allocated between Sellers and Gravitas based upon their respective percentage of taxes paid under Section 6.01(c) above. Buyer shall pay over to Sellers any such refund or the amount of any such credit within 15 days after receipt of such refund.

(g)         Each Seller acknowledges that owning the Parent Shares may subject them to tax consequences both in the United States and Canada. Each Seller is responsible for all tax consequences arising as a result of such Seller’s receipt and ownership of the Parent Shares. Each Seller acknowledges that neither Parent nor Buyer are providing any tax advice, and Seller is responsible for consulting with their own tax advisors.

Section 6.02       Straddle Period.

(a)         In the case of Taxes that are payable by Gravitas with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

      (i)            in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

      (ii)            in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

(b)         Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Gravitas that are filed after the Closing Date for any Straddle Period (a “Straddle Period Tax Returns”). Buyer shall permit Sellers to review and comment on each such Straddle Period Tax Return, together with any and all workpapers supporting the creation of the Pre-Closing Period Tax Return, at least 20 days prior to filing and Buyer shall consider, in good faith, the reasonable comments so provided. Sellers shall be responsible for all Pre-Closing Taxes of Gravitas shown on such Straddle Period Tax Returns, and Sellers shall pay to (or as directed by) Buyer its share of all Pre-Closing Taxes as shown on such Straddle Period Tax Returns no less than five Business Days before the due date of such Straddle Period Tax Returns; provided, however, that if the amount of Sellers Pre-Closing Taxes as shown on such Straddle Period Tax Returns is greater than it would have been if Buyer had prepared such Straddle Period Tax Returns in a manner consistent with the past practices Gravitas (it shall be deemed consistent with past practices if differences are required by changes in Law, ordinances, judgments, decrees and orders and governmental rules and regulations that are binding upon Gravitas), then Sellers shall, at the time of filing the Straddle Period Tax Return, be required to pay to Buyer only the difference of: (i) the amount of Pre-Closing Taxes they would have paid had the Straddle Period Tax Return been prepared consistent with the past practices of Gravitas minus; (ii) any prepayments made by Gravitas or Sellers (to IRS or other applicable taxing body) for such Pre-Closing Taxes. In the event such prepayments exceed the amount owed to Buyers for Pre-Closing Taxes, the overage shall be applied to Working Capital or otherwise settled to Sellers.

(c)         Buyer and Sellers shall cooperate fully, as and to the extent reasonably requested by the other, in connection with any Contest with respect to Straddle Period Tax Returns. Buyer will have control over any such Contest, through counsel of its own choosing, however, any expenses associated with such Contest shall be allocated between Sellers and Buyer based upon the percentage of Pre-Closing Tax liability to total Tax liability shown on such Straddle Period Tax Returns. Sellers shall also have the right to participate in such Contest through counsel of their choosing at their own expense.

(d)         Upon the final resolution of liability for any Tax due on any Straddle Period Tax Return, including after resolution of any Contest, Sellers shall pay to Buyer any deficiency between the amount already paid by Sellers to Buyer pursuant to Section 6.02(b) above, and the Pre-Closing Taxes of Gravitas shown on such final Straddle Period Tax Returns.

(e)         Any Tax refunds that are received by Gravitas that relates to the Straddle Period Tax Returns (net of any Tax cost and any other cost) shall be allocated between Sellers and Gravitas based upon their respective percentage of taxes paid under Section 6.02(b) above; provided, however any Tax refund for a Straddle Period shall not be deemed to be for a Pre-Closing Tax Period on account of any carryover of a net operating loss, net capital loss, Tax credit, Tax basis or other Tax item arising from a Pre-Closing Tax Period. Buyer shall pay over to Sellers any such refund or the amount of any such credit within 15 days after receipt of such refund.

(f)          Any disputes between the Sellers and Buyer with respect to the amount of taxes owing by the Sellers for such Straddle Period Tax Returns shall be resolved by the Independent Accountant, the cost of which shall be borne 50% by Sellers and 50% by Buyer.

Section 6.03       Amendments. Buyer shall not, and shall not cause or permit Gravitas after the Closing to amend any Pre-Closing Tax Returns in a manner that increases the tax liability of Sellers without the prior written consent of Sellers, which may not be unreasonably withheld, conditioned or delayed; provided, however, that no such approval of Sellers shall be necessary to amend any Pre-Closing Tax Returns to the extent any such amendment is required as a result of the final resolution of liability for any Tax for any taxable period, by or as a result of (a) a final decision, judgment, decree or other order, if any, by any court of competent jurisdiction, or (b) a final settlement with the Internal Revenue Service, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement with any other taxing authority.

Section 6.04       Survival. The provisions of this Article VI shall terminate upon the 3 year anniversary of the Closing Date.

ARTICLE VII

PRE-CLOSING COVENANTS

Section 7.01       Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Sellers shall, and shall cause Gravitas to, (x) conduct their business in the ordinary course of business consistent with past practice but taking into account Gravitas’ growth and expansion in the projections provided to Buyer, including any new dispensaries; (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of Gravitas and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with Gravitas and (z) not cause or permit Gravitas to (i) declare, set aside, or pay any dividend or make any distribution with respect to its outstanding equity or redeem, purchase, or otherwise acquire any outstanding equity, or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 4.17 above. Without limiting the foregoing, from the date hereof until the Closing Date, the Sellers shall:

(a)         prepare jointly with Buyer and submit a Notice of Transfer of Interest and related documentation to the Nevada Department of Taxation, and each party shall bear their own costs and expenses of preparing this notice;

(b)         cause Gravitas to preserve and maintain all of its Permits, including the Cannabis Licenses;

(c)         cause Gravitas to pay its debts, Taxes and other obligations when due;

(d)         cause Gravitas to maintain the properties and assets owned, operated or used by Gravitas in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(e)         cause Gravitas to continue in full force and effect without modification all insurance policies identified in Section 4.13 of the Gravitas Disclosure Schedules, except as required by applicable Law;

(f)          cause Gravitas to defend and protect its properties and assets from infringement or usurpation;

(g)         cause Gravitas to perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(h)         cause Gravitas to maintain its books and records in accordance with past practice;

(i)          cause Gravitas to comply in all material respects with all applicable Laws; and

(j)          cause Gravitas not to take or permit any action that would cause any of the changes, events, or conditions described in Section 4.17 to occur.

Section 7.02       Access to Information. From the date hereof until the Closing, the Sellers shall, and shall cause Gravitas to, (a) afford Buyer full and free access to and the right to inspect all of the properties, assets, premises, books and records, Contracts and other documents and data related to Gravitas and Seller; (b) furnish Buyer with such financial, operating and other data and information related to Gravitas and Sellers as Buyer may reasonably request; and (c) make the employees of Gravitas available for consultation and permit access to other third parties reasonably requested for verification of any information so obtained. Any investigation pursuant to this Section 7.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of Gravitas.

Section 7.03       Notice of Certain Events.

(a)         From the date hereof until the Closing, the Sellers and Gravitas shall promptly notify Buyer in writing of:

      (i)            any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Sellers or Gravitas hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.02 to be satisfied;

      (ii)           any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

      (iii)          any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

      (iv)          any Actions commenced or, to the Sellers’ knowledge, threatened against, relating to or involving or otherwise affecting Gravitas or Sellers that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.05 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)         From the date hereof until the Closing, Gravitas shall provide Buyer with (i) periodic updates to the Financial Statements, but no less than monthly financial statement updates, and (ii) updates to any reports or lists provided hereunder as part of the Gravitas Disclosure Schedules.

(c)         Subject to subsection (d) below, Sellers and Gravitas may deliver a supplement to the Sections of the Disclosure Schedule corresponding to Section 4 of this Agreement (each such Supplement, a “Supplemental Disclosure Schedule”) to the Buyer with respect to any fact(s), circumstance(s) or matter(s) (A) that arises after the date of this Agreement, (B) that arises in the ordinary course of business and to which the Buyer’s consent is not required pursuant to Section 7.01, and (C) that, if existing as of, or prior to, the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule. A Supplemental Disclosure Schedule shall be arranged in paragraphs and subparagraphs corresponding to the lettered and numbered paragraphs and subparagraphs contained in this Agreement, as applicable, and all disclosure therein shall apply only to the subparagraph so indicated. A Supplemental Disclosure delivered pursuant to this Section 7.03(c) shall be deemed to be an amendment and supplement to the Disclosure Schedule, provided, however that no Supplemental Disclosure Schedule shall operate as a waiver of or cure any misrepresentation, breach of representation or warranty that exists as of the date of this Agreement, or any breach of covenant.

(d)         If Buyer determines, in its reasonable discretion, that any information disclosed on a Supplemental Disclosure Schedule pursuant to this Section 7.03 (i) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (ii) has resulted in, or could reasonably be expected to result in, any Loss to the Buyer or Gravitas in excess of $500,000, then Buyer may elect, by written notice to Gravitas and the Sellers, to terminate this Agreement pursuant to Section 10.01(b)(i).

Section 7.04       Governmental Approvals and Consents.

(a)         The Sellers and Buyer shall cooperate in good faith with the Government Authorities and undertake promptly any and all action required to maintain or, if necessary, assign and transfer all Permits, including without limitation the Cannabis Licenses, such that such Permits may either continue to be held by Gravitas following the Closing of the transactions contemplated hereby or such Permits may be held by Buyer as of the Closing, and complete lawfully the transactions contemplated by this Agreement as soon as practicable and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Government Authority or the issuance of any Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the transactions contemplated hereby. Buyer shall be solely responsible for and pay all costs and expenses associated with the assignment and transfer of all Permits, including without limitation legal expenses, filing fees, license and permit fees, and other costs and expenses (e.g. background investigation fees and costs) payable to the Government Authorities in connection with the transactions contemplated by this Agreement.

(b)         Sellers, Gravitas and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.02, Section 4.04 and Section 5.02 of the Gravitas Disclosure Schedules.

(c)         Without limitation on the foregoing, to the extent permissible under applicable Law, with all commercially reasonable assistance of Buyer, the Sellers shall cause Gravitas to as soon as practicable file applications with the Nevada Department of Taxation and all other necessary state and local authorities, and Buyer, with the cooperation of Seller, shall use commercially reasonable efforts to secure from the Nevada Department of Taxation and all other applicable licensing authorities to obtain on or prior to the Closing Date, the approval of the Nevada Department of Taxation and each other necessary state, local or municipal authorities, to the change in the ownership of Gravitas and the deemed transfer of the Cannabis Licenses and any other Permits necessary to operate Gravitas’ cannabis business, resulting from the transactions contemplated hereby (the “Nevada Approval”).

Section 7.05       Closing Conditions. From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VIII hereof.

Section 7.06       Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 7.07       Exclusivity. Each of the Sellers shall not, and shall not authorize or permit any of its Affiliates (including Gravitas) or any of its or their respective agents, officers or representatives to, directly or indirectly, (a) to take any action to initiate, assist, solicit, receive, negotiate, encourage or accept any offer or inquiry from any third party to engage in a business venture within the securities business or that relates to the Business; and (b) enter into any negotiations or agreements of any kind with any other Person with respect to a “Change of Control Transaction”. For the purposes of this Agreement, a Change of Control Transaction shall mean any of the following: (i) a sale of a majority in value of the assets of Gravitas; (ii) a sale to a third party of a majority of the outstanding shares of the capital stock of Gravitas; (iii) a sale of newly issued equity occurs that represents more than 25% of the outstanding value of equity of Gravitas or more than 25% in number of outstanding shares of Gravitas, or (iv) Gravitas participates in a merger, sale or business combination with any Person other than Buyer.

Section 7.08       Confidentiality.

(a)         Prior to the Closing, the parties hereto agree that this Agreement and the transactions contemplated hereby and all information exchanged in connection therewith (prior to termination of the transactions or the Closing) shall remain in strict confidence (except for necessary disclosure to each of the parties’ directors, officers, employees, agents, lenders or representatives who need to know such information for the sole purpose of evaluating or pursuing the consummation of the transactions), other than such disclosure as either party is obligated to provide, upon the advice of its counsel, by law, court order or regulatory requirement.

(b)         From and after the Closing, each Seller shall hold, and shall cause his, her or its Affiliates to hold, and each shall use his, her or its reasonable efforts to cause his, her or its respective representatives to hold, in confidence any and all non-public, confidential or proprietary information, whether written or oral, relating to Buyer, Gravitas and the Business that remains in or comes into his, her or its possession after the Closing including, without limitation: (i) trade secrets, technical information, information related to technology, software, source code, object code, web applications, samples, prototypes, designs, marketing information and systems, sales and procurement techniques, pricing information and calculators, market intelligence, financial information, business methods and systems, business processes, business models, operating procedures, operations manuals, and client and prospective client lists and information; (ii) any third-party information included with, or incorporated in, any of the foregoing; (iii) all notes, analyses, summaries and other materials prepared by or for any of Buyer, Gravitas, and Sellers or any of their respective representatives that contain, are based on or otherwise reflect, to any degree, any of the foregoing; and (iv) any other information that would reasonably be considered non-public, confidential or proprietary based on the nature of such information.

(c)         The foregoing will not preclude any Seller from (a) disclosing such confidential information if compelled or necessary to disclose the same by judicial or administrative process or by other requirements of law, including any legal action, suit or proceeding arising out of this Agreement (subject to the following sentence), or (b) discussing or using such confidential information if the same hereafter is in the public domain (other than as a result of a breach of this Section 7.08. If any Seller is requested or required (by oral questions, interrogatories, requests for information or other documents in legal, administrative, arbitration or other formal proceedings, subpoena, civil investigative demand or other similar process) to disclose any such confidential information, Seller, as applicable, shall promptly notify Buyer of any such request or requirement so that Buyer may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 7.08. If, in the absence of a protective order or other remedy or the receipt of a waiver by Buyer, any Seller is required to disclose such information, such Seller may disclose that portion of such information that the disclosing party believes in good faith he, she or it is legally required to disclose. Sellers shall be liable to Buyer for any breach of this Section 7.08 by any of their Affiliates or representatives.

Section 7.09       Prohibition on Trading in Parent Shares. From the date hereof until the Closing, no Seller shall or permit any of their respective Affiliates to, directly or indirectly, purchase or sell any Common Shares, or any shares convertible or exchangeable for Common Shares, of Parent.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.01       Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)         No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)         Gravitas and Sellers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.02 and Section 4.04 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.02, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

Section 8.02       Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)         Buyer shall have completed its due diligence investigation of Gravitas and the Business, and shall, in its sole discretion, be satisfied with the results of such due diligence investigation;

(b)         The representations and warranties of the Sellers and Gravitas contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects);

(c)         The Sellers and Gravitas shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date;

(d)         No Action shall have been commenced against Buyer, Parent, the Sellers or Gravitas, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby;

(e)         Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Gravitas and Sellers, that each of the conditions set forth in Section 8.02(b) and 8.02(c) have been satisfied.

(f)          All approvals, consents and waivers that are listed on Section 3.02 and Section 4.04 of the Gravitas Disclosure Schedules, including the Nevada Approval, shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing;

(g)         Gravitas shall continue to hold all Permits (including the Cannabis Licenses), licenses, operating authorities, and the like, and such Permits are not subject to cancellation or termination as a result of the Closing, in a manner sufficient to enable Buyer, as the owner of Gravitas, to operate the Business as presently conducted or proposed to be conducted (subject to the obligation of Buyer to file applications for the Local Licenses).

(h)         From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect;

(i)          The Buyer shall have entered into employment or consulting agreements with the Key Personnel on terms satisfactory to the Buyer including standard and customary non-competition and non-solicitation provisions;

(j)          The Buyer shall have received approval for the transactions contemplated by this Agreement from its Board of Directors;

(k)         Buyer shall have entered into a definitive securities purchase agreement (the “SF SPA”) to acquire certain outstanding securities with the sellers of RHMT, LLC, Deep Thought LLC, and Howard Street Partners LLC (the “San Francisco Companies”); and

(l)          The Buyer shall have received all of the deliveries set forth in Section 2.08(a) herein.

Section 8.03       Conditions to Obligations of the Sellers and Gravitas. The obligations of the Sellers and Gravitas to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by the Sellers and Gravitas, at or prior to the Closing, of each of the following conditions:

(a)         The representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)         Buyer and Parent shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)         No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)         All approvals, consents and waivers that are listed on Section 5.02 of the Buyer Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Gravitas at or prior to the Closing.

(e)         Gravitas shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied.

(f)          From the date of this Agreement, there shall not have occurred any material adverse event in the business, results of operations, prospects, condition (financial or otherwise) or assets of Parent’s business.

(g)         The Sellers shall have received all of the deliveries set forth in Section 2.08(b) and (c) herein.

(h)         The Closing is occurring after April 16, 2019.

ARTICLE IX

INDEMNIFICATION

Section 9.01       Survival of Representations and Covenants. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained in Article III, Article IV and Article V herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, however that (i) the Special Representations shall survive until the expiration of the applicable statute of limitations, (ii) the representations and warranties in Section 4.12 shall survive for a period of three (3) years from the Closing Date; and (iii) any claims arising from fraud shall survive the Closing Date indefinitely, subject to any applicable statute of limitations that may apply after the discovery of such fraud. All of the covenants or other agreements contained in this Agreement shall survive the Closing Date indefinitely or for the period contemplated by their respective terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved. The right to indemnification, payment of damages or other remedy based on any representations, warranties, covenants and obligations contained in this Agreement shall not be affected by and will survive any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy or compliance with, any such representation, warranty, covenant or obligation.

Section 9.02       Indemnification By Sellers. Subject to the limitations and other terms and conditions of this Article IX, including the caps on liability set forth in Section 9.04, Sellers and Seller Principals, jointly and severally, shall indemnify Buyer, Parent and their respective Affiliates (including, after the Closing, Gravitas) (collectively, the “Buyer Indemnified Parties”) against, and shall hold the Buyer Indemnified Parties harmless from and against, any and all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including reasonable attorneys’ fees and disbursements (a “Loss”), incurred or sustained by, or imposed upon, any of the Buyer Indemnified Parties based upon, arising out of, with respect to or by reason of:

(a)         any breach of any of the representations or warranties contained in Article IV of this Agreement;

(b)         any breach of any of the representations or warranties made by a Seller contained in Article III of this Agreement

(c)         any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation to be performed by Gravitas or Sellers contained in Article II, Article VII, or Article XI of this Agreement;

(d)         (i) any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI;

(e)         (i) all Taxes of Gravitas or a Seller or relating to the business of Gravitas for all Pre-Closing Tax Periods; (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Gravitas (or any predecessor of Gravitas) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (iii) any and all Taxes of any person imposed on Gravitas or a Seller arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date; provided, however, that this covenant shall expire on the third (3rd) anniversary of the Closing Date; or

(f)          any Indebtedness or Transaction Expenses not paid in accordance with Section 2.04 and Section 2.08(c) hereunder.

(g)         the matters set forth on Schedule 9.02(f);

Section 9.03       Indemnification By Parent and Buyer. Subject to the limitations and other terms and conditions of this Article IX, Parent and Buyer, jointly and severally, shall indemnify Sellers against, and shall hold the Sellers harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Sellers based upon, arising out of, with respect to or by reason of:

(a)         any breach of any of the representations or warranties of Buyer contained in Article V of this Agreement; or

(b)         any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer or Parent contained in Article II, Article VII, or Article XI of this Agreement.

Section 9.04       Certain Limitations and Requirements. The indemnification provided for in Section 9.02 and Section 9.03 shall be subject to the following requirements and limitations:

(a)         All amounts owing to any Buyer Indemnified Party for indemnification for Losses shall (regardless of the Seller that is the cause of the Loss) will be first paid through distributions from the Escrow Amount until the Escrow Amount is reduced to zero. After the Escrow Amount has been reduced to zero, the Buyer Indemnified Party shall have the right to seek to satisfy such Losses by asserting any such claims as against the Sellers, or in its discretion, set-off such Losses, in its discretion against any other payments due Sellers, including the Earn-Out Payment.

(b)         Except in the case of: (i) a breach of a Fundamental Representation; or (ii) fraud, Sellers’ total indemnification obligation for Losses pursuant to Section 9.02(a) shall be capped at a dollar amount equal to the Base Escrow.

(c)         Except in the case of: (i) a breach of a Fundamental Representation; or (ii) fraud, Sellers’ aggregate indemnification obligation for Losses pursuant to Section 9.02(d) and 9.02(e) shall be capped at a dollar amount equal to the Tax Escrow.

(d)         Except in the case of fraud, which shall have no cap, and subject to the cap limitations set forth in Section 9.04(b) and Section 9.04(c) above, the maximum liability of any individual Seller or Seller Principal with respect to any indemnification obligation for Losses arising under this Agreement shall not exceed such Seller’s or Seller Principal’s pro rata portion of the Purchase Price hereunder.

(e)         Except in the case of: (i) a breach of a Buyer and Parent Fundamental Representation; or (ii) fraud, Buyer and Parent’s aggregate indemnification obligation for Losses pursuant to Section 9.03(a) of this Agreement shall be capped at a dollar amount equal to the Base Escrow, and the maximum aggregate liability of Buyer and Parent with respect to any indemnification obligation for Losses shall not exceed the Purchase Price hereunder.

Section 9.05       Indemnification Procedures.

(a)          Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually prejudiced by reason of such delay or failure.

(b)         In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a person or entity who is not a party to this Agreement (a “Third Party Claim”), the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)         Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party notice that describes the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have approved such claim, subject to the limitation set forth in Section 9.04, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party, including causing such Loss to be paid from Escrow, on the terms and subject to the provisions of this Agreement.

Section 9.06       Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by law.

Section 9.07       Calculation of Losses. All Losses payable to an Indemnified Party under this Article 9 shall be calculated without duplication, including as to amounts included in the calculation of Closing Working Capital and part of the final Closing Adjustments under Section 2.03.

Section 9.08       Materiality. For all purposes of this Article IX only (including any determination as to whether there has been a breach with respect to a representation or warranty and the determination of the amount of Losses resulting therefrom), all representations and warranties shall be construed as if all limitations and qualifications as to “materiality” had been omitted.

Section 9.09       Cumulative Remedies. The rights and remedies provided in this Article IX are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

ARTICLE X

TERMINATION

Section 10.01    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)         by the mutual written consent of the Sellers and Buyer;

(b)         by Buyer by written notice to Gravitas and Sellers if:

      (i)            Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Gravitas or a Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by Gravitas or such Seller within ten (10) days of Gravitas’ receipt of written notice of such breach from Buyer; or

      (ii)           any of the conditions set forth in Section 8.01 or Section 8.02 shall not have been, or, if in Buyer’s discretion exercised in good faith, it becomes apparent that any of such conditions will not be, fulfilled by September 30, 2019, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing, or unless such failure is due to delay caused by a Governmental Authority;

(c)         by Gravitas and Sellers by written notice to Buyer if:

      (i)            Gravitas and Sellers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer’s receipt of written notice of such breach from Gravitas and Sellers; or

(ii)            any of the conditions set forth in Section 8.01 or Section 8.03 shall not have been, or if, if in Gravitas’ and the Sellers’ discretion exercised in good faith, it becomes apparent that any of such conditions will not be, fulfilled by September 30, 2019, unless such failure shall be due to the failure of Gravitas or a Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing, or unless such failure is due to delay caused by a Governmental Authority; or

(d)            by Buyer or Gravitas in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable.

Section 10.02        Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)            as set forth in this Article X and Section 7.08 (Confidentiality) and Article XII hereof; and

(b)            if this Agreement is terminated by a party because of a material breach of the Agreement by another party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of another party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired; provided further, each Seller agrees that the remedy of damages at law for the material breach by any of them of any of this Agreement leading to termination may be an inadequate remedy and the parties agree that in addition to any other remedies or relief that may be available to the Buyer, Buyer shall be entitled to seek a decree or order of specific performance or mandamus to enforce the observance and performance of the provisions of this Agreement. The parties agree that both damages and specific performance shall be proper modes of relief and are not to be considered alternative remedies.

Section 10.03        Reverse Termination Fee. In the event that this Agreement is terminated by Gravitas or Sellers as a result of Buyer’s breach of this Agreement by failing to pay the Purchase Price under the terms of this Agreement, unless the failure to do so is as a result of a breach of any representation, warranty or covenant of Sellers or Gravitas contained in this Agreement, or as a result of a failure of any of the Conditions to Closing set forth in Sections 8.01 and 8.02 hereof, then Buyer shall pay to Gravitas a reverse termination fee equal to $3,000,000 (the “Reverse Termination Fee”). Any payment required to be made pursuant to this Section 10.03 shall be made to Gravitas promptly following termination of this Agreement (and in any event not later than five (5) Business Days after such termination) and such payment shall be made by wire transfer of immediately available funds to an account to be designated by Gravitas. The parties hereto acknowledge that the damages resulting from termination of this Agreement under circumstances in which the Reverse Termination Fee is payable are uncertain and incapable of accurate calculation and that the amounts payable pursuant to this Section 10.03 are reasonable forecasts of the actual damages which may be incurred, and in the event that Gravitas shall receive full payment pursuant to this Section 10.03, the receipt of the Reverse Termination Fee shall be deemed to be liquidated damages, and not a penalty, for any and all losses or damages suffered or incurred by Gravitas, the Sellers and any of its and their Affiliates or any other Person in connection with Buyer’s breach of this Agreement (and the termination hereof) by failing to pay the Purchase Price hereunder, and upon such payment of such amount none of Buyer or any of its Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement. Nothing in this Section 10.03 limits Gravitas’ or Sellers’ ability to reject the Reverse Termination Fee in the event of fraud by Buyer, or pursue any independent cause of action against Parent with respect to a breach of the Confidentiality Agreement between Parent and Gravitas.

ARTICLE XI

POST-CLOSING COVENANTS

Section 11.01        Non-Competition and Non-Solicitation.

(a)            Non-Competition. In consideration for the Purchase Price payable hereunder, each Seller covenants and agrees with Buyer that during the period commencing on the Closing Date and during the Restricted Period, it/he/she will not, without the prior written consent of Buyer, which may be withheld or given in its sole discretion, directly or indirectly, or individually or collectively, engage in any activity or act in any manner, including but not limited to, as an individual, owner, sole proprietor, founder, associate, promoter, partner, joint venturer, shareholder (other than as the record or beneficial owner of less than five percent (5%) of the outstanding shares of a publicly traded corporation), officer, director, trustee, manager, employer, employee, licensor, licensee, principal, agent, salesman, broker, representative, consultant, advisor, investor or otherwise for the purpose of establishing, operating, assisting or managing any business or entity that operates dispensaries covering cannabis and cannabis related products and accessories in the general metropolitan area of Las Vegas, NV.

(b)            Non Solicitation. In consideration for the Purchase Price payable hereunder, each Seller covenants and agrees with Buyer that during the period commencing on the Closing Date and during the Restricted Period, it will not, without the prior written consent of Buyer, which may be withheld or given in its sole discretion, act in any manner, including but not limited to, as an individual, owner, sole proprietor, founder, associate, promoter, partner, joint venturer, shareholders (other than as the record or beneficial owners of less than five percent (5%) of the outstanding shares of a publicly traded corporation), officer, director, trustee, manager, employer, employee, licensor, licensee, principal, agent, salesman, broker, representative, consultant, advisor, investor or otherwise, directly or indirectly, to: (i) directly or indirectly, hire or solicit any employee of Gravitas or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; or (ii) solicit or entice, or attempt to solicit or entice, any suppliers or customers of Gravitas or potential suppliers or customers of Gravitas for purposes of diverting their business or services from Gravitas.

(c)            Injunctive Relief. Each Seller agrees that the remedy of damages at law for the breach by any of them of any of the covenants, obligations or other provisions contained in this Section 11.01 may be an inadequate remedy. In recognition of the irreparable harm that a violation of such covenants would cause Gravitas and/or Buyer, the parties agree that in addition to any other remedies or relief that may be available to them, Buyer shall be entitled to seek (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction against and restraining an actual or threatened breach, violation or violations, in either case pursuant to Section 12.14. The parties agree that both damages and specific performance shall be proper modes of relief and are not to be considered alternative remedies.

Section 11.02        Release.

(a)            Effective upon the Closing, each Seller, on behalf of itself and its respective Affiliates, each Seller Principal, and each of their respective successors and assigns (each, a “Releasing Party”), knowingly, voluntarily and unconditionally releases, acquits and forever discharges, to the fullest extent permitted by Law, Buyer, Parent, Gravitas and its respective predecessors, successors, parents, subsidiaries and other Affiliates, and all of their current and former officers, directors, partners, employees, agents, and representatives (each, a “Released Party”) of, from and against any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs, and expenses (including reasonable attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that such Released Party ever had, has or may have, now or in the future, arising out of or relating to ownership of the Gravitas Units or the operation of the Business (collectively, the “Released Claims”); provided, however, that this release does not extend to any claim arising out of or related to a Party’s obligations under this Agreement, or to enforce such Releasing Party’s rights under this Agreement. The foregoing release shall be binding on Seller, each Seller Principal, and each of their successors, assigns, creditors, representatives, guardians, trustees and any other Person claiming by, through or in right of a Seller or a Seller Principal. Each Releasing Party represents it has not assigned any such claims to any third party prior to the date hereof and will not assign any such claims after the date hereof. Each Releasing Party agrees not to, and agrees to cause, as applicable, its Affiliates and each of their respective successors and assigns, not to, assert any such claims against the Released Parties.

(b)            Each Releasing Party agrees it shall not, and no one on its behalf shall, assert or file any claim, complaint, charge, suit or action against any Released Party arising out of any matter released pursuant to this Section 11.02. In the event that any claim, complaint, charge, suit or action is asserted or filed against a Released Party in breach hereof, such Released Party shall be entitled to recover its costs, fees or expenses, including reasonable attorneys’ fees and costs at trial and on appeal, incurred in defending against such action from the Releasing Party.

(c)            Each Releasing Party acknowledges that it may hereafter discover facts different from, or in addition to, those which it now believes to be true with respect to any and all of the claims released in this Section 11.02, and no such additional fact shall affect the validity or enforceability of the releases contained in this Section 11.02.

(d)            Each Releasing Party acknowledges that it is fully informed and aware of its rights to receive independent legal advice regarding the advisability of the releases contemplated hereby and has received such independent legal advice with regard to the advisability thereof. Releasing Party further acknowledges that it: (i) has made an investigation of the facts pertaining to the releases contemplated hereby as it has deemed necessary, and (ii) has not relied upon any statement or representation of others.

Section 11.03        Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.01        [Reserved]

Section 12.02        Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided however that, upon the Closing, any of Gravitas’ costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby that are not paid at or prior to Closing shall be included within the determination of the Closing Working Capital.

Section 12.03        Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 12.04        Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.04):

If to Sellers:

Green Ache’rs Consulting Limited

c/o Barry Fieldman

[***]

Verdant Nevada L.L.C.

c/o Michael Thomsen

[***]

If to Gravitas prior to the Closing:

Gravitas Nevada LTD.

[***]

with a copy to:

Ashcraft & Barr LLP

Attention: Alicia R. Ashcraft, Esq.

2300 West Sahara Avenue, Suite 900

Las Vegas, Nevada 89102

Facsimile: (702) 631-7556

E-mail: ashcrafta@ashcraftbarr.com

If to Buyer or Parent:

TerrAscend Corp.

P.O. Box 43125

Mississauga, ON

L5C 1W2

Canada

Attention: Matthew Johnson, President

[***]

with a copy to:

Fox Rothschild LLP

2000 Market Street, 20th Floor

Philadelphia, PA 19103-3222

USA

Attention: Stephen M. Cohen, Esq.

Facsimile: (215) 299-2150

E-mail: smcohen@foxrothschild.com

And

Fox Rothschild LLP

1001 Fourth Avenue, Suite 4500

Seattle, WA 98154

ATTN: Erin Joyce Letey

Facsimile: 206-389-1708

Email: eletey@foxrothschild.com

Section 12.05        Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 12.06        Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify the Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 12.07        Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in documents to be delivered hereunder, the Exhibits and Gravitas Disclosure Schedules (other than an exception expressly set forth as such in the Gravitas Disclosure Schedules), the statements in the body of this Agreement will control.

Section 12.08        Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 12.09        No Third-Party Beneficiaries. Except as provided in Article XI, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.10        Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

Section 12.11        Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 12.12        Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction).

Section 12.13        Mandatory Arbitration. Except for any claim for injunctive relief under Section 12.14 below, any controversy or claim between or among the parties arising out of or relating to this Agreement shall be determined exclusively by binding arbitration in accordance with the Commercial Arbitration Rules of the JAMS (the “Rules”). The arbitration shall be heard by one arbitrator to be selected in accordance with the Rules at the offices of the JAMS in Las Vegas, Nevada, unless the parties mutually agree otherwise. The parties shall share the costs of the arbitration equally; however, each party shall be responsible for its own attorneys’ fees and other costs and expenses. Both parties waive the right, if any, to obtain any award for exemplary or punitive damages or any other amount for the purpose of imposing a penalty from the other in any arbitration or judicial proceeding or other adjudication arising out of or relating to this Agreement, or any breach hereof, including any claim that this Agreement, or any part of it, is invalid, illegal or otherwise voidable or void. The decision of the arbitrator shall be final and conclusive upon all parties. If for some reason a court determines not to enforce the mandatory arbitration provision in this Section 12.13, or either Party brings an action for injunctive relief under Section 12.14, then the exclusive jurisdiction and venue for any dispute between the parties shall be the courts for the State of Nevada located in Clark County, State of Nevada.

Section 12.14        Equitable Relief. Each party agrees that where this Agreement entitles a party to seek injunctive relief, specific performance or other equitable relief, each party expressly waives any right to claim that any breach of this Agreement is adequately compensable in monetary damages and waives any requirement to post a bond and shall reimburse the non-breaching party for its reasonable attorney’s fees and costs incurred in obtaining any such relief.

Section 12.15        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signatures to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GRAVITAS:		BUYER:

Gravitas Nevada, Ltd.		WDB Holding NV, Inc.

By:	/s/ Barry Fieldman	By:	/s/ Matthew Johnson
Name:	Barry Fieldman	Name:	Matthew Johnson
Title:	Manager	Title:	President, WDB HOLDING NV, INC.

SELLERS:		PARENT:

Verdant Nevada LLC		TerrAscend Corp.

By:	/s/ Ryan Hudson	By:	/s/ Michael Nashat
Name:	Ryan Hudson	Name:	Michael Nashat
Title:	Manager	Title:	CEO, TerrAscend Corp.

Green Ache’rs Consulting Limited

By:	/s/ Barry Fieldman
Name:	Barry Fieldman
Title:	Manager

SELLER PRINCIPALS

/s/ Michael Thomsen
Michael Thomsen

/s/ Ryan Hudson
Ryan Hudson

/s/ Arion Luce
Arion Luce

/s/ Anthony Shira
Anthony Shira

/s/ Daniel Wacks
Daniel Wacks

/s/ Barry Fieldman
Barry Fieldman

Exhibit A

Form of Non-Competition and Non-Solicitation Agreement

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Exhibit B

Escrow Agreement

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Exhibit C

Form of Employment Agreements

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